Exhibit 99.1
In this Exhibit 99.1, the term GOV, or we, us or our, includes Government Properties Income Trust and its consolidated subsidiaries, unless the context indicates otherwise.
EXPLANATORY NOTE
This Exhibit 99.1 amends and restates Items 6, 7 and 15 of our Annual Report on Form 10-K for the year ended December 31, 2017, or our Annual Report, which was filed with the Securities and Exchange Commission, or SEC, on February 27, 2018, to make reclassifications to our previously issued financial statements to reflect the sale of our equity method investment in Select Income REIT, or SIR, as discontinued operations, as well as make other corresponding updates related to these discontinued operations to the disclosures previously provided in those items of our Annual Report.
This update is limited in scope as described above and does not amend, update, or change any other items or disclosures contained in our Annual Report. Accordingly, all other items of our Annual Report that remain unaffected are omitted in this filing. Except as described in the preceding paragraph, we do not purport by the Current Report on Form 8-K to which this exhibit is attached or this Exhibit 99.1 incorporated by reference therein to update any of the information contained in our Annual Report.

Index to Exhibit 99.1	Page Number

Selected Financial Data	1
Management’s Discussion and Analysis of Financial Condition and Results of Operations	2
Financial Statements	F-1

Item 6.  Selected Financial Data
The following table sets forth selected financial data for the periods and dates indicated. This data should be read in conjunction with, and is qualified in its entirety by reference to, Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and accompanying notes included in this Exhibit 99.1.
We have reclassified our historical audited Consolidated Financial Statements and selected financial data as a result of our sale of our equity method investment in Select Income REIT, or SIR, in accordance with the Presentation of Financial Statements Topic of The FASB Accounting Standards Codification TM. In accordance with this Topic, we have reported results of operations from our equity method investment in SIR as discontinued operations for each period presented in the financial statements included in this Exhibit 99.1. This reclassification had no effect on our reported net income or net income available for common shareholders for any period presented. Amounts are in thousands, except per share data.

	Year Ended December 31,
	2017	2016	2015		2014	2013
Income statement data:
Rental income	$316,532	$258,180	$248,549		$251,031	$226,910

Expenses:
Real estate taxes	37,942	30,703	29,906		28,389	25,710
Utility expenses	20,998	17,269	17,916		19,369	17,116
Other operating expenses	65,349	54,290	50,425		45,982	41,134
Depreciation and amortization	109,588	73,153	68,696		66,593	55,699
Loss on impairment of real estate	9,490	—	—		2,016	—
Acquisition related costs	—	1,191	811		1,344	2,439
General and administrative	18,847	14,897	14,826		15,809	12,710
Total expenses	262,214	191,503	182,580		179,502	154,808

Operating income	54,318	66,677	65,969		71,529	72,102
Dividend income	1,216	971	811		—	—
Interest income	1,962	158	14		69	37
Interest expense	(65,406)	(45,060)	(37,008)		(28,048)	(16,831)
Gain (loss) on early extinguishment of debt	(1,715)	104	34		(1,307)	—
Loss on distribution to common shareholders of The RMR Group Inc. common stock	—	—	(12,368)		—	—
Income (loss) from continuing operations before income taxes and equity
in earnings (losses) of investees and gain on sale of real estate	(9,625)	22,850	17,452		42,243	55,308
Income tax expense	(101)	(101)	(86)		(117)	(133)
Equity in earnings (losses) of investees	(13)	137	20		87	334
Income (loss) from continuing operations	(9,739)	22,886	17,386		42,213	55,509
Income (loss) from discontinued operations	21,829	34,878	(227,347)		14,321	(889)
Income (loss) before gain on sale of real estate	12,090	57,764	(209,961)		56,534	54,620
Gain on sale of real estate	—	79	—		—	—
Net income (loss)	12,090	57,843	(209,961)		56,534	54,620
Preferred units of limited partnership distributions	(275)	—	—		—	—
Net income (loss) available for common shareholders	$11,815	$57,843	$(209,961)		$56,534	$54,620

Weighted average shares outstanding (basic)	84,633	71,050	70,700		61,313	54,606
Weighted average shares outstanding (diluted)	84,653	71,071	70,700		61,399	54,685
Per common share amounts (basic and diluted):
Income (loss) from continuing operations	$(0.12)	$0.32	0.25		0.69	1.02
Income (loss) from discontinued operations	$0.26	$0.49	(3.22)		0.23	(0.02)
Net income (loss) available for common shareholders	$0.14	$0.81	(2.97)		0.92	1.00
Common distributions paid	$1.72	$1.72	$1.72	(1)	$1.72	$1.72

	As of December 31,
Balance sheet data:	2017	2016	2015		2014	2013
Total real estate investments, gross (2)	$2,975,721	$1,888,760	$1,696,132		$1,682,480	$1,568,562
Real estate investments, net (2)	2,633,873	1,591,956	1,440,253		1,462,689	1,380,927
Total assets	3,703,565	2,385,066	2,168,510		2,419,908	1,630,789
Debt, net	2,245,092	1,381,852	1,145,598		1,077,410	596,063
Shareholders' equity	1,330,043	935,004	956,651		1,297,449	989,675

(1)	Excludes a non-cash distribution of $0.1284 per share related to the distribution of shares of RMR Inc. class A common stock to our shareholders on December 14, 2015.

(2)	Excludes properties classified as assets held for sale or discontinued operations and properties owned by unconsolidated joint ventures.

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following information should be read in conjunction with our Consolidated Financial Statements and accompanying notes included elsewhere in this Exhibit 99.1.
OVERVIEW
We are a real estate investment trust, or REIT, organized under Maryland law. As of December 31, 2017, we wholly owned 108 properties (167 buildings) and had a noncontrolling ownership interest in two properties (three buildings) totaling 443,867 rentable square feet through two unconsolidated joint ventures in which we own 50% and 51% interests. As of December 31, 2017, our consolidated properties are located in 30 states and the District of Columbia and contain 17,499,338 rentable square feet, of which 41.2% was leased to the U.S. Government, 14.9% was leased to 13 state governments, 2.6% was leased to five other government tenants, 5.8% was leased to government contractor tenants, 29.7% was leased to various other non-governmental organizations and 5.8% was available for lease. The U.S. Government, 13 state governments and five other government tenants combined were responsible for 62.6% and 87.9% of our annualized rental income as of December 31, 2017 and 2016, respectively. The term annualized rental income as used in this section is defined as the annualized contractual base rents from our tenants pursuant to our lease agreements as of the measurement date, plus straight line rent adjustments and estimated recurring expense reimbursements to be paid to us, and excluding lease value amortization.
On October 2, 2017, we completed the FPO Transaction, pursuant to which we acquired 35 office properties (72 buildings) with 6,028,072 rentable square feet and two properties (three buildings) with 443,867 rentable square feet owned by joint ventures in which we acquired FPO's 50% and 51% interests. The aggregate value we paid for FPO was $1,370,888, including $651,696 in cash consideration paid to FPO shareholders, the repayment of $483,000 of FPO corporate debt, the assumption of $167,548 of FPO mortgage debt; this amount excludes the $82,000 of mortgage debt that encumbers the two properties that were owned by joint ventures that FPO had 50% and 51% interests in, and the payment of certain transaction fees and expenses, net of FPO cash on hand.

We financed the cash portion of the FPO Transaction consideration with borrowings under our revolving credit facility and with cash on hand, which included net proceeds from our public offerings of common shares and senior unsecured notes, as described further in Notes 9 and 11 to our Consolidated Financial Statements included in this Exhibit 99.1.

As of December 31, 2017, we owned 24,918,421 common shares, or approximately 27.8% of the then outstanding common shares, of SIR, or the SIR investment. SIR is a REIT which primarily owns single tenant, net leased properties. In October 2018, we sold our entire investment in SIR in an underwritten public offering.

Consolidated Property Operations
As of December 31, 2017, 94.2% of our consolidated rentable square feet was leased, compared to 95.1% of our consolidated rentable square feet as of December 31, 2016, which excludes one property (one building) classified as discontinued operations which was sold on August 31, 2017.  Occupancy data for our consolidated properties as of December 31, 2017 and 2016 was as follows (square feet in thousands):

			Comparable
	All Consolidated Properties (1)		Consolidated Properties (2)
	December 31,		December 31,
	2017	2016	2017	2016
Total properties	108	73	69	69
Total buildings	167	95	89	89
Total square feet (3)	17,499	11,443	10,572	10,583
Percent leased (3)(4)	94.2%	95.1%	94.9%	95.4%

(1)	Based on consolidated properties we owned on December 31, 2017 and 2016, respectively, and excludes one property (one building) classified as discontinued operations which was sold on August 31, 2017.

(2)
Based on consolidated properties we owned on December 31, 2017 and which we owned continuously since January 1, 2016. Our comparable properties decreased from 70 properties (90 buildings) at December 31, 2016 as a result of the sale of one property (one building) during the year ended December 31, 2017.

(3)	Subject to changes when space is re-measured or re-configured for tenants.

(4)
Percent leased includes (i) space being fitted out for tenant occupancy pursuant to our lease agreements, if any, and (ii) space which is leased, but is not occupied or is being offered for sublease by tenants, if any, as of the measurement date.

The average annualized effective rental rate per square foot for our consolidated properties for the years ended December 31, 2017 and 2016 are as follows:

	Year Ended December 31,
	2017	2016
Average annualized effective rental rate per square foot (1):
All properties (2)	$25.99	$25.26
Comparable properties (3)	$25.37	$25.04

(1)
Average annualized effective rental rate per square foot represents annualized total rental income during the period specified divided by the average rentable square feet leased during the period specified. Excludes one property (one building) classified as discontinued operations which was sold on August 31, 2017.

(2)	Based on consolidated properties we owned on December 31, 2017 and 2016, respectively, and excludes one property (one building) classified as discontinued operations which was sold on August 31, 2017.

(3)	Based on consolidated properties we owned on December 31, 2017 and which we owned continuously since January 1, 2016.

During the year ended December 31, 2017, changes in rentable square feet leased and available for lease at our consolidated properties, excluding one property (one building) classified as discontinued operations which was sold on August 31, 2017, were as follows:

	Year Ended December 31, 2017
		Available
	Leased (1)	for Lease	Total
Beginning of year	10,881,289	561,224	11,442,513
Changes resulting from:
Acquisition of properties	5,655,477	441,969	6,097,446
Disposition of properties	—	(29,045)	(29,045)
Lease expirations	(1,664,210)	1,664,210	—
Lease renewals (1)	1,468,301	(1,468,301)	—
New leases (1)(2)	136,482	(136,482)	—
Re-measurements (3)	—	(11,576)	(11,576)
End of year	16,477,339	1,021,999	17,499,338

(1)	Rentable square footage excludes an expansion being constructed at an existing property we own prior to the commencement of the lease.

(2)	Based on leases entered during the year ended December 31, 2017.

(3)	Rentable square footage is subject to changes when space is re-measured or re-configured for tenants.

Leases at our consolidated properties totaling 1,664,210 rentable square feet expired during the year ended December 31, 2017. During the year ended December 31, 2017, we entered leases totaling 1,604,783 rentable square feet, including lease renewals of 1,468,301 rentable square feet.  The weighted (by rentable square feet) average rental rates for leases of 1,232,389 rentable square feet entered with government tenants during the year ended December 31, 2017 increased by 4.9% when compared to the weighted (by rentable square feet) average prior rents for the same space. The weighted (by rentable square feet) average rental rates for leases of 372,394 rentable square feet entered with non-government tenants during the year ended December 31, 2017 decreased by 2.1% when compared to the weighted (by rentable square feet) average rental rates previously charged for the same space.

During the year ended December 31, 2017, changes in effective rental rates per square foot achieved for new leases and lease renewals at our consolidated properties that commenced during the year ended December 31, 2017, when compared to prior effective rental rates per square foot in effect for the same space (and excluding space acquired vacant), were as follows:

	Year Ended December 31, 2017
	Old Effective	New Effective
	Rent Per	Rent Per	Rentable
	Square Foot (1)	Square Foot (1)	Square Feet
New leases	$22.76	$22.25	142,665
Lease renewals	$23.42	$23.87	1,320,675
Total leasing activity	$23.35	$23.71	1,463,340

(1)
Effective rental rate includes contractual base rents from our tenants pursuant to our lease agreements, plus straight line rent adjustments and estimated expense reimbursements to be paid to us, and excluding lease value amortization.

During the year ended December 31, 2017, commitments made for expenditures, such as tenant improvements and leasing costs, in connection with leasing space at our consolidated properties were as follows:

	Year Ended December 31, 2017
	Government	Non-Government
	Leases	Leases	Total
Rentable square feet leased during the year	1,232,389	372,394	1,604,783
Tenant leasing costs and concession commitments (1) (in thousands)	$11,062	$7,187	$18,249
Tenant leasing costs and concession commitments per rentable square foot (1)	$8.98	$19.30	$11.37
Weighted (by square feet) average lease term (years)	8.4	5.0	7.6
Total leasing costs and concession commitments per rentable square foot per year (1)	$1.07	$3.87	$1.50

(1)	Includes commitments made for leasing expenditures and concessions, such as tenant improvements, leasing commissions, tenant reimbursements and free rent.

During the years ended December 31, 2017 and 2016, amounts capitalized at our consolidated properties, excluding one property (one building) classified as discontinued operations which was sold on August 31, 2017, for tenant improvements, leasing costs, building improvements and development and redevelopment activities were as follows (dollars in thousands):

	Year Ended
	December 31,
	2017	2016
Tenant improvements (1)	$16,050	$15,856
Leasing costs (2)	$5,796	$9,949
Building improvements (3)	$15,435	$11,261
Development, redevelopment and other activities (4)	$21,553	$7,818

(1)	Tenant improvements include capital expenditures used to improve tenants’ space or amounts paid directly to tenants to improve their space.

(2)	Leasing costs include leasing related costs, such as brokerage commissions and other tenant inducements.

(3)	Building improvements generally include expenditures to replace obsolete building components and expenditures that extend the useful life of existing assets.

(4)
Development, redevelopment and other activities generally include (i) capital expenditures that are identified at the time of a property acquisition and incurred within a short time period after acquiring the property, and (ii) capital expenditure projects that reposition a property or result in new sources of revenue.

As of December 31, 2017, we have estimated unspent leasing related obligations of $31,310.

We believe that current government budgetary methodology, spending priorities and the current U.S. presidential administration's views on the size and scope of government employment have resulted in a decrease in government employment, government tenants reducing their space utilization per employee and consolidation of government tenants into existing government owned properties, thereby reducing the demand for government leased space. Our historical experience with respect to properties of the type we own that are majority leased to government tenants has been that government tenants frequently renew leases to avoid the costs and disruptions that may result from relocating their operations. However, efforts to reduce space utilization rates may result in our tenants exercising early termination rights under our leases, vacating our properties upon expiration of our leases in order to relocate, or renewing their leases for less space than they currently occupy. Also, our government tenants' desires to reconfigure leased office space to reduce utilization per employee may require us to spend significant amounts for tenant improvements, and tenant relocations have become more prevalent than our past experiences in instances where efforts by government tenants to reduce their space utilization require a significant reconfiguration of currently leased space. Increasing uncertainty with respect to government agency budgets and funding to implement relocations, consolidations and reconfigurations recently has resulted in delayed decisions by some of our government tenants and their reliance on short term lease renewals. At present, we are unable to reasonably project what the financial impact of market conditions or changing government circumstances will be on our financial results for future periods.

As of December 31, 2017, we derive 43.3% of our annualized revenues from our consolidated properties located in the metropolitan Washington D.C. market area, which includes Washington D.C., Northern Virginia and suburban Maryland. A downturn in economic conditions in this area could result in reduced demand from tenants for our properties or reduce the rents that our tenants in this area are willing to pay when our leases expire or terminate and when renewal or new terms are negotiated. Additionally, in recent years there has been a decrease in demand for new leased space by the U.S. Government in the metropolitan Washington, D.C. market area, and that could increase competition for government tenants and adversely affect our ability to retain government tenants when our leases expire.

The IRS has publicly stated that it plans to discontinue its paper tax return processing operations at our property located in Fresno, CA in 2021. The IRS lease for this property, which accounted for approximately 2.0% of our annualized rental income as of December 31, 2017, expires in the fourth quarter of 2021. The IRS has also publicly stated that it plans to discontinue its paper tax return processing operations in Covington, KY in 2019. Our property located in Florence, KY is leased to the IRS and we believe it is used to support the Covington, KY operations. This IRS lease, which accounted for approximately 0.6% of our annualized rental income as of December 31, 2017, expires in the second quarter of 2022 but is subject to possible early termination by our tenant. Despite its public announcements, the IRS has not provided us any official notices of its intentions regarding these properties.

As of December 31, 2017, we had leases at our consolidated properties totaling 1,666,566 rentable square feet that were scheduled to expire during 2018. As of February 23, 2018, tenants with leases totaling 630,788 rentable square feet that are scheduled to expire during 2018 have notified us that they do not plan to renew their leases upon expiration and we cannot be sure as to whether other tenants may or may not renew their leases upon expiration. Based upon current market conditions and tenant negotiations for leases scheduled to expire through December 31, 2018, we expect that the rental rates we are likely to achieve on new or renewed leases for space under leases expiring through December 31, 2018 will, in the aggregate and on a weighted (by annualized revenues) average basis, be lower than the rates currently being paid, thereby generally resulting in lower revenue from the same space. We cannot be sure of the rental rates which will result from our ongoing negotiations regarding lease renewals or any new leases we may enter; also, we may experience material declines in our rental income due to vacancies upon lease expirations or early terminations. Prevailing market conditions and government and other tenants' needs at the time we negotiate and enter leases or lease renewals will generally determine rental rates and demand for leased space at our properties, and market conditions and government and other tenants' needs are beyond our control.

As of December 31, 2017, lease expirations at our consolidated properties by year are as follows (dollars in thousands):

	Number	Expirations				Annualized
	of	of Leased			Cumulative	Rental		Cumulative
	Tenants	Square		Percent	Percent	Income	Percent	Percent
Year (1)	Expiring	Feet (2)		of Total	of Total	Expiring	of Total	of Total
2018	128	1,666,566		10.1%	10.1%	$48,215	11.3%	11.3%
2019	97	2,567,338		15.6%	25.7%	73,723	17.3%	28.6%
2020	110	2,415,770		14.7%	40.4%	63,570	14.9%	43.5%
2021	90	1,728,712		10.5%	50.9%	34,102	8.0%	51.5%
2022	91	1,630,325		9.9%	60.8%	36,985	8.7%	60.2%
2023	46	1,173,462		7.1%	67.9%	34,434	8.1%	68.3%
2024	40	1,405,259		8.5%	76.4%	35,541	8.3%	76.6%
2025	34	1,090,044		6.6%	83.0%	25,023	5.9%	82.5%
2026	27	820,395		5.0%	88.0%	23,621	5.5%	88.0%
2027 and thereafter	48	1,979,468	(3)	12.0%	100.0%	51,431	12.0%	100.0%
Total	711	16,477,339		100.0%		$426,645	100.0%

Weighted average remaining lease term (in years)		4.8				4.7

(1)
The year of lease expiration is pursuant to current contract terms. Some government tenants have the right to vacate their space before the stated expirations of their leases. As of December 31, 2017, government tenants occupying approximately 8.6% of our consolidated rentable square feet and responsible for approximately 6.8% of our annualized rental income as of December 31, 2017 have currently exercisable rights to terminate their leases before the stated terms of their leases expire. Also, in 2018, 2019, 2020, 2021, 2022, 2023, 2024, 2025, 2026 and 2027, early termination rights become exercisable by other tenants who currently occupy an additional approximately 2.2%, 5.2%, 7.2%, 1.4%, 3.4%, 0.5%, 0.2%, 0.1%, 0.6% and 0.4% of our consolidated rentable square feet, respectively, and contribute an additional approximately 3.6%, 4.9%, 7.0%, 1.4%, 2.9%, 0.6%, 0.3%, 0.2%, 0.8% and 0.4% of our annualized rental income, respectively, as of December 31, 2017. In addition, as of December 31, 2017, 26 of our government tenants have currently exercisable rights to terminate their leases if the legislature or other funding authority does not appropriate rent amounts in their respective annual budgets. These 26 tenants occupy approximately 12.9% of our consolidated rentable square feet and contribute approximately12.3% of our annualized rental income as of December 31, 2017.

(2)
Leased square feet is pursuant to leases existing as of December 31, 2017, and includes (i) space being fitted out for tenant occupancy pursuant to our lease agreements, if any, and (ii) space which is leased, but is not occupied or is being offered for sublease by tenants, if any.  Square feet measurements are subject to changes when space is re-measured or re-configured for new tenants.

(3)	Leased square footage excludes an expansion being constructed at an existing property we own prior to the commencement of the lease.

Acquisition Activities (dollar amounts in thousands)
In January 2017, we acquired an office property (one building) located in Manassas, VA with 69,374 rentable square feet for a purchase price of $12,620, excluding capitalized acquisition costs of $37, using cash on hand and borrowings under our revolving credit facility.  We acquired this property at a capitalization rate of 8.6%.  We calculate the capitalization rate for property acquisitions as the ratio of (x) annual straight line rental income, excluding the impact of above and below market lease amortization, based on leases in effect on the acquisition date, less estimated annual property operating expenses that we expect to pay as of the acquisition date, excluding depreciation and amortization expense, to (y) the acquisition purchase price, including the principal amount of assumed debt, if any, and excluding acquisition costs.

In September 2017, we acquired transferable development rights that would allow us to expand a property we own in Washington, D.C. for a purchase price of $2,030, excluding acquisition costs.

As described above, we completed the FPO Transaction on October 2, 2017. Pursuant to that transaction, we acquired 35 office properties (72 buildings) with 6,028,072 rentable square feet, and two properties (three buildings) with 443,867 rentable square feet owned by joint ventures in which we acquired FPO's 50% and 51% interests. The total consideration for our acquisition of FPO was $1,370,888.

Disposition Activities (dollar amounts in thousands)

In August 2017, we sold a vacant office property (one building) located in Falls Church, VA with 164,746 rentable square feet and a net book value of $12,901 as of the sale date for $13,523, excluding closing costs.

In October 2017, we sold a vacant office property (one building) located in Albuquerque, NM with 29,045 rentable square feet and a net book value of $1,885, as of the sale date for $2,000, excluding closing costs.

In January 2018, we entered an agreement to sell an office property (one building) located in Minneapolis, MN with 193,594 rentable square feet for $20,000, excluding closing costs. This sale is expected to occur in the first quarter of 2018.

In February 2018, we entered an agreement to sell an office property (one building) located in Safford, AZ with 36,139 rentable square feet for $8,250, excluding closing costs. This sale is expected to occur in the second quarter of 2018.

In February 2018, we entered an agreement to sell an office property (one building) located in Sacramento, CA with 110,500 rentable square feet for $10,755, excluding closing costs. This sale is expected to occur in the second quarter of 2018.

As part of our long term financing plans for the FPO Transaction and to reduce our financial leverage, we expect to dispose of certain additional properties. We are marketing or plan to market for sale 28 properties (61 buildings) including properties acquired as part of the FPO Transaction, with a carrying value of $658,190 as of December 31, 2017. We cannot be sure we will sell any properties or sell them for prices in excess of our carrying values.

Our pending dispositions are subject to conditions; accordingly, we cannot be sure that we will complete these transactions or that these transactions will not be delayed or the terms of these transactions will not change.

For more information about our property acquisition and disposition activities, please see Note 5 to our Consolidated Financial Statements included in this Exhibit 99.1. Our strategy related to property acquisitions and dispositions is described under “Business — Our Investment Policies” in our Annual Report.

Segment Information

We operate in one business segment: direct ownership of real estate properties. Our equity method investment in SIR has been reclassified as discontinued operations and is no longer a separate business segment. See Notes 12 and 13 to our Consolidated Financial Statements in this Exhibit 99.1, for further information about the SIR investment.

RESULTS OF OPERATIONS (amounts in thousands, except per share amounts)
Year Ended December 31, 2017, Compared to Year Ended December 31, 2016

					Acquired Properties Results (2)		Disposed Properties Results (3)
	Comparable Properties Results (1)				Year Ended		Year Ended		Consolidated Results
	Year Ended December 31,				December 31,		December 31,		Year Ended December 31,
			$	%							$	%
	2017	2016	Change	Change	2017	2016	2017	2016	2017	2016	Change	Change
Rental income	$253,197	$249,429	$3,768	1.5%	$63,335	$8,751	$—	$—	$316,532	$258,180	$58,352	22.6%
Operating expenses:
Real estate taxes	30,814	29,725	1,089	3.7%	7,128	978	—	—	37,942	30,703	7,239	23.6%
Utility expenses	16,535	16,652	(117)	(0.7%)	4,463	617	—	—	20,998	17,269	3,729	21.6%
Other operating expenses	54,027	52,129	1,898	3.6%	11,173	1,936	149	225	65,349	54,290	11,059	20.4%
Total operating expenses	101,376	98,506	2,870	2.9%	22,764	3,531	149	225	124,289	102,262	22,027	21.5%
Net operating income (4)	$151,821	$150,923	$898	0.6%	$40,571	$5,220	$(149)	$(225)	192,243	155,918	36,325	23.3%

Other expenses:
Depreciation and amortization									109,588	73,153	36,435	49.8%
Loss on impairment of real estate									9,490	—	9,490	nm
Acquisition related costs									—	1,191	(1,191)	nm
General and administrative									18,847	14,897	3,950	26.5%
Total other expenses									137,925	89,241	48,684	54.6%
Operating income									54,318	66,677	(12,359)	(18.5%)
Dividend income									1,216	971	245	25.2%
Interest income									1,962	158	1,804	nm
Interest expense (including net amortization of debt premium and discounts and debt issuance costs of $3,420 and $2,832, respectively)									(65,406)	(45,060)	(20,346)	45.2%
Gain (loss) on early extinguishment of debt									(1,715)	104	(1,819)	nm
Income (loss) from continuing operations before income taxes, equity in earnings (losses) of investees and gain on sale of real estate									(9,625)	22,850	(32,475)	(142.1%)
Income tax expense									(101)	(101)	—	—%
Equity in earnings (losses) of investees									(13)	137	(150)	(109.5%)
Income (loss) from continuing operations									(9,739)	22,886	(32,625)	(142.6%)
Income from discontinued operations									21,829	34,878	(13,049)	(37.4%)
Income before gain on sale of real estate									12,090	57,764	(45,674)	(79.1%)
Gain on sale of real estate									—	79	(79)	nm
Net income									12,090	57,843	(45,753)	(79.1%)
Preferred units of limited partnership distributions									(275)	—	(275)	nm
Net income available for common shareholders									$11,815	$57,843	$(46,028)	(79.6%)

Weighted average common shares outstanding (basic)									84,633	71,050	13,583	19.1%
Weighted average common shares outstanding (diluted)									84,653	71,071	13,582	19.1%

Per common share amounts (basic and diluted):
Income (loss) from continuing operations									$(0.12)	$0.32	$(0.44)	(137.5%)
Income from discontinued operations									$0.26	$0.49	$(0.23)	(46.9%)
Net income available for common shareholders									$0.14	$0.81	$(0.67)	(82.7%)

Reconciliation of Net Income Available for Common Shareholders to Consolidated Property NOI:
Net income available for common shareholders									$11,815	$57,843
Preferred units of limited partnership distributions									275	—
Net income									12,090	57,843
Gain on sale of real estate									—	(79)
Income before gain on sale of real estate									12,090	57,764
Income from discontinued operations									(21,829)	(34,878)
Income (loss) from continuing operations									(9,739)	22,886
Equity in earnings (losses) of investees									13	(137)
Income tax expense									101	101
(Gain) loss on early extinguishment of debt									1,715	(104)
Interest expense									65,406	45,060
Interest income									(1,962)	(158)
Dividend income									(1,216)	(971)
Operating income									54,318	66,677
General and administrative									18,847	14,897
Acquisition related costs									—	1,191
Loss on impairment of real estate									9,490	—
Depreciation and amortization									109,588	73,153
Net operating income									$192,243	$155,918

Calculation of Funds From Operations Available for Common Shareholders and Normalized Funds From Operations Available for Common Shareholders (5)
	2017	2016
Net income available for common shareholders	$11,815	$57,843
Plus: Depreciation and amortization:
Consolidated properties	109,588	73,153
Unconsolidated joint venture properties	2,185	—
Plus: FFO attributable to Select Income REIT	58,279	71,227
Plus: Loss on impairment of real estate	9,490	—
Less: Equity in earnings from Select Income REIT included in discontinued operations	(21,584)	(35,381)
Less: Increase in carrying value of property included in discontinued operations	(619)	—
Less: Gain on sale of real estate	—	(79)
Funds from operations available for common shareholders	169,154	166,763
Plus: Acquisition related costs	—	1,191
Plus: Normalized FFO attributable to Select Income REIT	58,580	71,313
Less: FFO attributable to Select Income REIT	(58,279)	(71,227)
Less: (Gain) loss on early extinguishment of debt	1,715	(104)
Less: Net gain on issuance of shares by Select Income REIT included in discontinued operations	(72)	(86)
Normalized funds from operations available for common shareholders	$171,098	$167,850

Funds from operations per common share available for common shareholders (basic and diluted)	$2.00	$2.35
Normalized funds from operations per common share available for common shareholders (basic and diluted)	$2.02	$2.36

(1)	Comparable properties consist of 69 consolidated properties (89 buildings) we owned on December 31, 2017 and which we owned continuously since January 1, 2016.

(2)
Acquired properties consist of 39 consolidated properties (78 buildings) we acquired since January 1, 2016. In October 2017, we acquired 35 of these properties (72 buildings) in connection with the FPO Transaction. We acquired one of these properties (one building) in a separate transaction during 2017. The remaining three properties (five buildings) were acquired during 2016.

(3)
Disposed properties consist of one consolidated property (one building) which we sold during 2016 and one consolidated property (one building) we sold during the year ended December 31, 2017 and excludes one property (one building) classified as discontinued operations which was sold in August 2017.

(4)
The calculations of Consolidated Property Net Operating Income, or NOI, exclude certain components of net income available for common shareholders in order to provide results that are more closely related to our consolidated property level results of operations. We define Consolidated Property NOI as consolidated income from our rental of real estate less our consolidated property operating expenses. Consolidated Property NOI excludes amortization of capitalized tenant improvement costs and leasing commissions that we record as depreciation and amortization. We consider Consolidated Property NOI to be an appropriate supplemental measure to net income available for common shareholders because it may help both investors and management to understand the operations of our consolidated properties. We use Consolidated Property NOI to evaluate individual and company wide consolidated property level performance, and we believe that Consolidated Property NOI provides useful information to investors regarding our results of operations because it reflects only those income and expense items that are generated and incurred at the property level and may facilitate comparisons of our operating performance between periods and with other REITs. Consolidated Property NOI does not represent cash generated by operating activities in accordance with GAAP and should not be considered alternatives to net income, net income available for common shareholders or operating income as indicators of our operating performance or as measures of our liquidity. This measure should be considered in conjunction with net income, net income available for common shareholders and operating income as presented in our consolidated statements of comprehensive income (loss). Other real estate companies and REITs may calculate Consolidated Property NOI differently than we do.

(5)
We calculate FFO available for common shareholders and Normalized FFO available for common shareholders as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, or Nareit, which is net income available for common shareholders calculated in accordance with GAAP, plus real estate depreciation and amortization of consolidated properties and our proportionate share of the real estate depreciation and amortization of unconsolidated joint venture properties and the difference between FFO attributable to an equity investment and equity in earnings of SIR included in discontinued operations but excluding impairment charges on and increases in the carrying value of real estate assets, any gain or loss on sale of real estate, as well as certain other adjustments currently not applicable to us. Our calculation of Normalized FFO available for common shareholders differs from Nareit's definition of FFO available for common shareholders because we include SIR's Normalized FFO attributable to our equity investment in SIR (net of FFO attributable to our equity investment in SIR) included in discontinued operations, we include business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of our core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year and we exclude acquisition related costs expensed under GAAP, gains and losses on issuance of shares by SIR included in discontinued operations and gains and losses on early extinguishment of debt. We consider FFO available for common shareholders and Normalized FFO available for common shareholders to be appropriate supplemental measures of operating performance for a REIT, along with net income, net income available for our common shareholders and operating income. We believe that FFO available for common shareholders and Normalized FFO available for common shareholders provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO available for common shareholders and Normalized FFO available for common shareholders may facilitate a comparison of our operating performance between periods and with other REITs. FFO available for common shareholders and Normalized FFO available for common shareholders are among the factors considered by our Board of Trustees when determining the amount of distributions to our shareholders. Other factors include, but are not limited to, requirements to maintain our qualification for taxation as a REIT, limitations in our credit agreement and public debt covenants, the availability to us of debt and equity capital, our expectation of our future capital requirements and operating performance, our receipt of distributions from SIR and our expected needs for and availability of cash to pay our obligations. FFO available for common shareholders and Normalized FFO available for common shareholders do not represent cash generated by operating activities in accordance with GAAP and should not be considered alternatives to net income, net income available for common shareholders or operating income as indicators of our operating performance or as measures of our liquidity. These measures should be considered in conjunction with net income, net income available for common shareholders and operating income as presented in our consolidated statements of comprehensive income (loss). Other real estate companies and REITs may calculate FFO available for common shareholders and Normalized FFO available for common shareholders differently than we do.

We refer to the 69 consolidated properties (89 buildings) we owned on December 31, 2017 and which we have owned continuously since January 1, 2016 as comparable properties. We refer to the 39 consolidated properties (78 buildings) that we acquired during the period from January 1, 2016 to December 31, 2017 as the acquired properties. We refer to the two properties (two buildings) we sold during the period from January 1, 2016 to December 31, 2017 as the disposed properties.

Our consolidated statements of comprehensive income for the year ended December 31, 2017 include the operating results of three acquired properties (five buildings) for the entire year, as we acquired those properties during 2016, include 36 properties (73 buildings) for less than the entire year, as we acquired those properties during 2017, exclude the operating results of one disposed property (one building) for the entire year, as we sold that property during 2016, and include the operating results of one disposed property (one building) for less than the entire year, as we sold the property during 2017.  Our consolidated statements of comprehensive income for the year ended December 31, 2016 exclude the operating results of 36 acquired properties (73 buildings) for the entire year, as we acquired these properties during 2017, include three acquired properties (five buildings) for less than the entire year, as we acquired these properties during 2016, include the operating results of one disposed property (one building) for the entire year, as we sold that property during 2017, and include the operating results of one disposed property (one building) for less than the entire year, as we sold that property during 2016.

References to changes in the income and expense categories below relate to the comparison of consolidated results for the year ended December 31, 2017, compared to the year ended December 31, 2016.
Rental income. The increase in rental income reflects an increase in rental income for comparable properties and the rental income from the acquired properties. Rental income for comparable properties increased $3,768 due primarily to increases in rental rates and occupied space at certain of our properties in 2017. Rental income increased $54,584 as a result of the acquired properties. Rental income includes non-cash straight line rent adjustments totaling $5,582 in 2017 and $2,691 in 2016, and amortization of acquired leases and assumed lease obligations totaling ($2,764) in 2017 and ($1,457) in 2016.
Real estate taxes. The increase in real estate taxes reflects the increase in real estate taxes for comparable properties and the taxes for acquired properties. Real estate taxes for comparable properties increased $1,089 due primarily to the effect of higher real estate tax valuation assessments at certain of our properties in 2017. Real estate taxes increased $6,150 as a result of the acquired properties.
Utility expenses. The increase in utility expenses reflects a decrease in utility expenses for comparable properties, offset by the utility expenses of the acquired properties. Utility expenses at comparable properties declined $117 primarily due to a decrease in electricity usage and rates at certain of our properties during 2017. Utility expenses increased $3,846 as a result of the acquired properties.

Other operating expenses. Other operating expenses consist of salaries and benefit costs of property level personnel, repairs and maintenance expense, cleaning expense, other direct costs of operating our properties and property management fees. The increase in other operating expenses reflects an increase in expenses for comparable properties and the net effect of the acquired properties and the disposed properties. Other operating expenses at comparable properties increased $1,898 primarily as a result of higher repairs and maintenance costs in 2017. Other operating expenses increased $9,237 as a result of the acquired properties.  We also realized a decrease of $76 in other operating expenses as a result of the disposed properties.

Depreciation and amortization. The increase in depreciation and amortization reflects the depreciation and amortization from the acquired properties and the effect of improvements made to certain of our comparable properties, partially offset by the effect of certain assets becoming fully depreciated. Depreciation and amortization at comparable properties increased $1,477 due primarily to depreciation and amortization of improvements made to certain of our properties after January 1, 2016, partially offset by certain leasing related assets becoming fully depreciated in 2016 and 2017. Depreciation and amortization increased $34,958 as a result of the acquired properties.

Loss on impairment of real estate. We recorded a $9,490 loss on impairment of real estate in 2017 to reduce the carrying value of two properties (two buildings) to their estimated fair value.

Acquisition related costs. Acquisition related costs include legal and due diligence costs incurred in connection with our 2016 property acquisition activities that were expensed in accordance with GAAP. Pursuant to changes in GAAP, beginning in 2017, we generally capitalize our property acquisition related costs.

General and administrative.  General and administrative expenses consist of fees pursuant to our business management agreement, equity compensation expense, legal and accounting fees, Trustees’ fees and expenses, securities listing and transfer agency fees and other costs relating to our status as a publicly traded company. The increase in general and administrative expenses is primarily the result of an increase in business management fees in 2017 resulting from our acquisition activity, increases in accounting expense, higher stock compensation and an increase in other professional service costs.

Dividend income. Dividend income consists of dividends received from our investment in RMR Inc.

Interest income. The increase in interest income is primarily the result of higher average cash balances in 2017 due to our financing activities related to the FPO Transaction.

Interest expense. The increase in interest expense reflects higher average outstanding debt balances and higher weighted average interest rates on borrowings in 2017.

Loss (gain) on early extinguishment of debt.  We recorded a loss on early extinguishment of debt of $1,715 in 2017 in connection with the termination of the bridge loan facility described in Note 9 to our Consolidated Financial Statements included in this Exhibit 99.1. We recorded a $104 gain on early extinguishment of debt in 2016 in connection with the prepayment of two mortgage notes.

Income tax expense. Income tax expense is the result of operating income we earned in certain jurisdictions that is subject to state income taxes.

Equity in earnings of investees. Equity in earnings of investees represents our proportionate share of earnings from our investments in AIC and two unconsolidated joint ventures.

Income from discontinued operations. Income from discontinued operations consists of our proportionate share of earnings from the SIR investment, gain on issuance of shares by SIR as a result of the issuance of common shares by SIR at prices which were in the aggregate above the then per share carrying value of our SIR common shares and the operating results for one property (one building) we sold in 2017. During 2017, we recorded an adjustment of $619 to increase the carrying value of this property to its estimated fair value less costs to sell. We sold this property on August 31, 2017. See Notes 1, 12 and 13 to our Consolidated Financial Statements included in this Exhibit 99.1 for further information about the SIR investment.

Gain on sale of real estate. Gain on sale of real estate represents the portion of the gain recognized from the sale of one of the disposed properties (one building) during 2016.

Preferred units of limited partnership distributions. Preferred units of limited partnership distributions represent distributions to the holders of 5.5% Series A Cumulative Preferred Units of FPO's former operating partnership. See Note 5 to our Consolidated Financial Statements included in this Exhibit 99.1 for more information regarding these preferred units of limited partnership.

Net income and net income available for common shareholders. Our net income, net income available for common shareholders and net income available for common shareholders per basic and diluted common share decreased in 2017 compared to 2016 primarily as a result of the changes noted above. The percentage decrease in net income available for common shareholders per common share (basic and diluted) is higher primarily as a result of the higher number of weighted average common shares outstanding as result of our issuance of common shares in an underwritten public offering during 2017.

Year Ended December 31, 2016, Compared to Year Ended December 31, 2015

					Acquired Properties Results (2)		Disposed Property Results (3)
	Comparable Properties Results (1)				Year Ended		Year Ended		Consolidated Results
	Year Ended December 31,				December 31,		December 31,		Year Ended December 31,
			$	%							$	%
	2016	2015	Change	Change	2016	2015	2016	2015	2016	2015	Change	Change
Rental income	$249,430	$246,747	$2,683	1.1%	$8,750	$—	$—	$1,802	$258,180	$248,549	$9,631	3.9%
Operating expenses:
Real estate taxes	29,757	29,633	124	0.4%	918	—	28	273	30,703	29,906	797	2.7%
Utility expenses	16,667	17,750	(1,083)	(6.1%)	578	—	24	166	17,269	17,916	(647)	(3.6%)
Other operating expenses	52,212	49,946	2,266	4.5%	2,019	—	59	479	54,290	50,425	3,865	7.7%
Total operating expenses	98,636	97,329	1,307	1.3%	3,515	—	111	918	102,262	98,247	4,015	4.1%
Net operating income (4)	$150,794	$149,418	$1,376	0.9%	$5,235	$—	$(111)	$884	155,918	150,302	5,616	3.7%

Other expenses:
Depreciation and amortization									73,153	68,696	4,457	6.5%
Acquisition related costs									1,191	811	380	46.9%
General and administrative									14,897	14,826	71	0.5%
Total other expenses									89,241	84,333	4,908	5.8%
Operating income									66,677	65,969	708	1.1%
Dividend income									971	811	160	19.7%
Interest income									158	14	144	nm
Interest expense (including net amortization of debt premium and discounts and debt issuance costs of $2,832, and $1,376, respectively)									(45,060)	(37,008)	(8,052)	21.8%
Gain on early extinguishment of debt									104	34	70	nm
Loss on distribution to common shareholders of The RMR Group Inc. common stock									—	(12,368)	12,368	nm
Income from continuing operations before income taxes, equity in earnings of investees and gain on sale of real estate									22,850	17,452	5,398	30.9%
Income tax expense									(101)	(86)	(15)	17.4%
Equity in earnings of investees									137	20	117	585.0%
Income from continuing operations									22,886	17,386	5,500	31.6%
Income (loss) from discontinued operations									34,878	(227,347)	262,225	(115.3%)
Income (loss) before gain on sale of real estate									57,764	(209,961)	267,725	(127.5%)
Gain on sale of real estate									79	—	79	nm
Net income (loss)									$57,843	$(209,961)	$267,804	(127.5%)

Weighted average common shares outstanding (basic)									71,050	70,700	350	0.5%
Weighted average common shares outstanding (diluted)									71,071	70,700	371	0.5%

Per common share amounts (basic and diluted):
Income from continuing operations									$0.32	$0.25	$0.07	28.0%
Income (loss) from discontinued operations									$0.49	$(3.22)	$3.71	(115.2%)
Net income (loss)									$0.81	$(2.97)	$3.78	(127.3)%

Reconciliation of Net Income (Loss) to Consolidated Property NOI:
Net income (loss)									$57,843	$(209,961)
Gain on sale of real estate									(79)	—
Income (loss) before gain on sale of real estate									57,764	(209,961)
(Income) loss from discontinued operations									(34,878)	227,347
Income from continuing operations									22,886	17,386
Equity in earnings of investees									(137)	(20)
Income tax expense									101	86
Loss on distribution to common shareholders of The RMR Group Inc. common stock									—	12,368
Gain on early extinguishment of debt									(104)	(34)
Interest expense									45,060	37,008
Interest income									(158)	(14)
Dividend income									(971)	(811)
Operating income									66,677	65,969
General and administrative									14,897	14,826
Acquisition related costs									1,191	811
Depreciation and amortization									73,153	68,696
Consolidated Property NOI									$155,918	$150,302

Calculation of Funds From Operations and Normalized Funds From Operations(5)
	2016	2015
Net income (loss)	$57,843	$(209,961)
Plus: Depreciation and amortization - consolidated properties	73,153	68,696
Plus: FFO attributable to Select Income REIT	71,227	56,105
Less: Equity in earnings from Select Income REIT included in discontinued operations	(35,381)	(18,620)
Less: Gain on sale of real estate	(79)	—
Funds from operations	166,763	(103,780)
Plus: Acquisition related costs	1,191	811
Plus: Loss on distribution to common shareholders of The RMR Group Inc. common stock	—	12,368
Plus: Net loss on issuance of shares by Select Income REIT included in discontinued operations	—	42,145
Plus: Loss on impairment of Select Income REIT investment included in discontinued operations	—	203,297
Plus: Normalized FFO attributable to Select Income REIT	71,313	70,012
Less: FFO attributable to Select Income REIT	(71,227)	(56,105)
Less: Gain on early extinguishment of debt	(104)	(34)
Less: Net gain on issuance of shares by Select Income REIT included in discontinued operations	(86)	—
Normalized funds from operations	$167,850	$168,714

Funds from operations (basic and diluted)	$2.35	$(1.47)
Normalized funds from operations (basic and diluted)	$2.36	$2.39

(1)
Comparable properties consist of 70 consolidated properties (90 buildings) we owned on December 31, 2016 and which we owned continuously since January 1, 2015, and excludes one property (one building) classified as discontinued operations.

(2)	Acquired properties consist of three consolidated properties (five buildings) we acquired during the year ended December 31, 2016.

(3)
Disposed properties consist of one consolidated property (one building) we sold during the year ended December 31, 2015 and one consolidated property (one building) we sold during the year ended December 31, 2016.

(4)	See footnote (4) on page 60 for the definition of NOI.

(5)	See footnote (5) on page 60 for the definition of FFO and Normalized FFO.

We refer to the 70 consolidated properties (90 buildings) we owned on December 31, 2016 and which we have owned continuously since January 1, 2015, excluding one property (one building) classified as discontinued operations, as comparable properties. We refer to the three consolidated properties (five buildings) that we acquired during the period from January 1, 2015 to December 31, 2016 as the acquired properties. We refer to the two consolidated properties (two buildings) we sold during the period from January 1, 2015 to December 31, 2016 as the disposed properties.

Our consolidated statements of comprehensive income (loss) for the year ended December 31, 2016 include the operating results of the acquired properties for less than the entire year, as we acquired those properties during 2016, include the operating results of one disposed property (one building) for less than the entire year, as we sold that property during 2016, and exclude the operating results of one disposed property (one building) for the entire year, as we sold that property during 2015.  Our consolidated statements of comprehensive income (loss) for the year ended December 31, 2015 exclude the operating results of the acquired properties for the entire year, as we acquired those properties during 2016, and include the operating results of one disposed property (one building) for the entire year, as we sold that property during 2016, and include the operating results of one disposed property for less than the entire year, as we sold that property during 2015.

References to changes in the income and expense categories below relate to the comparison of consolidated results for the year ended December 31, 2016, compared to the year ended December 31, 2015.
Rental income. The increase in rental income reflects an increase in rental income for comparable properties and the net effect of the acquired properties and the disposed properties. Rental income for comparable properties increased $2,683 due primarily to increases in rental rates and occupied space at certain of our properties in 2016. Rental income increased $8,735 as a result of the acquired properties.  Rental income declined $1,787 as a result of the disposed properties. Rental income includes non-cash straight line rent adjustments totaling $2,691 in 2016 and $3,978 in 2015, and amortization of acquired leases and assumed lease obligations totaling ($1,457) in 2016 and ($1,155) in 2015.
Real estate taxes. The increase in real estate taxes reflects the increase in real estate taxes for comparable properties and the net effect of the acquired properties and the disposed properties. Real estate taxes for comparable properties increased $124 due primarily to the effect of higher real estate tax valuation assessments at certain of our properties in 2016. Real estate taxes increased $918 as a result of the acquired properties.  Real estate taxes declined $245 as a result of the disposed properties.
Utility expenses. The decrease in utility expenses reflects a decrease in utility expenses for comparable properties, partially offset by the net effect of the acquired properties and the disposed properties. Utility expenses at comparable properties declined $1,083 primarily due to milder temperatures experienced in certain parts of the United States during 2016 compared to 2015. Utility expenses increased $578 as a result of the acquired properties.  Utility expenses declined $142 as a result of the disposed properties.

Other operating expenses. The increase in other operating expenses reflects the increase in expenses for comparable properties and the net effect of acquired properties and the disposed properties. Other operating expenses at comparable properties increased $2,266 primarily as a result of higher employee compensation, cleaning and insurance costs at certain of our properties, partially offset by lower snow removal costs at certain of our properties. Other operating expenses increased $2,019 as a result of the acquired properties.  Other operating expenses declined $420 as a result of the disposed properties.

Depreciation and amortization. The increase in depreciation and amortization reflects the effect of the acquired properties and improvements made to certain of our comparable properties, partially offset by the effect of certain assets becoming fully depreciated. Depreciation and amortization at comparable properties increased $167 due primarily to certain depreciable leasing related assets becoming fully depreciated after January 1, 2015, partially offset by depreciation and amortization of improvements made to certain of our properties after January 1, 2015. Depreciation and amortization increased $4,290 as a result of the acquired properties.

Acquisition related costs. Acquisition related costs include legal and due diligence costs incurred in connection with our property acquisition activities.

General and administrative.  The increase in general and administrative expenses primarily reflects an increase in equity compensation expense, partially offset by a decrease in professional fees.

Dividend income. Dividend income consists of dividends received from our investment in RMR Inc.

Interest income. The increase in interest income is primarily the result of interest earned from the mortgage financing we provided to the purchaser of one of our disposed properties (one building) in 2016.

Interest expense. The increase in interest expense reflects higher average outstanding debt balances and higher weighted average interest rates on borrowings in 2016.

Gain on early extinguishment of debt.  We recorded a $104 gain on early extinguishment of debt in 2016 in connection with the prepayment of two mortgage notes. We recorded a $34 gain on early extinguishment of debt in 2015 in connection with the prepayment of a mortgage note.

Loss on distribution to common shareholders of RMR Inc. common shares. We recorded a $12,368 loss on the distribution of RMR Inc. shares we distributed to our shareholders in December 2015, which represents the difference between the carrying value and the fair value of the RMR Inc. shares on the distribution date.

Income tax expense. The increase in income tax expense reflects higher operating income in certain jurisdictions in 2016 that is subject to state income taxes.

Equity in earnings of investees. Equity in earnings of investees represents our proportionate share of earnings from our investment in AIC.

Income (loss) from discontinued operations. Income (loss) from discontinued operations consists of our proportionate share of earnings from the SIR investment, gain on issuance of shares by SIR as a result of the issuance of common shares by SIR at prices which were in the aggregate above the then per share carrying value of our SIR common shares, and a loss on impairment of SIR investment in which we recorded a $203,297 loss on impairment in 2015 to reduce the carrying value our SIR investment ito its estimated fair value and the operating results for one property (one building) we sold in 2017. During 2017, we recorded an adjustment of $619 to increase the carrying value of this property to its estimated fair value less costs to sell. See Notes 1, 12 and 13 to our Consolidated Financial Statements included in this Exhibit 99.1 for further information about the SIR investment.

Gain on sale of real estate. Gain on sale of real estate represents the portion of the gain recognized from the sale of one of the disposed properties (one building) during 2016.

Net income (loss). Our net income and net income per common share in 2016 compared to our net loss in 2015 primarily reflect the changes noted above.

LIQUIDITY AND CAPITAL RESOURCES
Our Operating Liquidity and Resources (dollar amounts in thousands)
Our principal sources of funds to meet operating and capital expenses, debt service obligations and pay distributions on our common shares are the operating cash flows we generate as rental income from our properties and borrowings under our revolving credit facility. We believe that these sources of funds will be sufficient to meet our operating and capital expenses and debt service obligations and pay distributions on our common shares for the next 12 months and for the foreseeable future thereafter. Our future cash flows from operating activities will depend primarily upon:

•	our ability to maintain or increase the occupancy of, and the rental rates at, our properties;

•	our ability to control operating expenses at our properties; and

•	our ability to purchase additional properties which produce cash flows from operations in excess of our cost of acquisition capital and property operating expenses.
Our future purchases of properties cannot be accurately projected because such purchases depend upon purchase opportunities which come to our attention and our ability to successfully complete the acquisitions. We generally do not intend to purchase “turn around” properties, or properties which do not generate positive cash flows.
Our changes in cash flows for the year ended December 31, 2017 compared to the prior year were as follows: (i) cash provided by operating activities increased from $126,722 in 2016 to $137,554 in 2017; (ii) cash used in investing activities increased from $218,113 in 2016 to $1,188,139 in 2017; and (iii) cash provided by financing activities increased from $112,055 in 2016 to $1,039,794 in 2017.

The increase in cash provided by operating activities for the year ended December 31, 2017 as compared to the prior year was due primarily to an increase in consolidated property NOI and favorable changes in working capital, partially offset by a decrease in distributions from the SIR investment. The increase in cash used in investing activities for the year ended December 31, 2017 as compared to the prior year was due primarily to the FPO Transaction in 2017. The increase in cash provided by financing activities for the year ended December 31, 2017 as compared to the prior year was due primarily to our FPO Transaction related financing activities during 2017, including issuances of common shares and senior unsecured notes and borrowings under our revolving credit facility.

Our Investment and Financing Liquidity and Resources (dollar amounts in thousands, except per share and per square foot amounts)
In order to fund acquisitions and to meet cash needs that may result from our desire or need to make distributions or pay operating or capital expenses, we maintain a $750,000 revolving credit facility. The maturity date of our revolving credit facility is January 31, 2019 and, subject to our payment of an extension fee and meeting other conditions, we have an option to extend the stated maturity date of our revolving credit facility by one year to January 31, 2020. We are required to pay interest at a rate of LIBOR plus a premium, which was 125 basis points per annum at December 31, 2017, on the amount outstanding under our revolving credit facility. We also pay a facility fee on the total amount of lending commitments under our revolving credit facility, which was 25 basis points per annum at December 31, 2017. Both the interest rate premium and the facility fee are subject to adjustment based upon changes to our credit ratings. We can borrow, repay and reborrow funds available under our revolving credit facility until maturity, and no principal repayment is due until maturity. As of December 31, 2017, the annual interest rate payable on borrowings under our revolving credit facility was 2.7%. As of December 31, 2017 and February 23, 2018, we had $570,000 and $595,000, respectively, outstanding under our revolving credit facility.

Our revolving credit facility is governed by a credit agreement with a syndicate of institutional lenders, which also governs our two unsecured term loans:

•
Our $300,000 term loan, which matures on March 31, 2020, is prepayable without penalty at any time. We are required to pay interest at LIBOR plus a premium, which was 140 basis points per annum at December 31, 2017, on the amount outstanding under our $300,000 term loan.  The interest rate premium is subject to adjustment based upon changes to our credit ratings.  As of December 31, 2017, the annual interest rate for the amount outstanding under our $300,000 term loan was 3.0%.

•
Our $250,000 term loan, which matures on March 31, 2022, is prepayable without penalty at any time. We are required to pay interest at LIBOR plus a premium, which was 180 basis points per annum at December 31, 2017, on the amount outstanding under our $250,000 term loan.  The interest rate premium is subject to adjustment based upon changes to our credit ratings.  As of December 31, 2017, the annual interest rate for the amount outstanding under our $250,000 term loan was 3.4%.

Our credit agreement also includes a feature under which the maximum borrowing availability may be increased to up to $2,500,000 on a combined basis in certain circumstances.
Our credit agreement provides that, with certain exceptions, a subsidiary of ours is required to guaranty our obligations under the revolving credit facility and term loans only if that subsidiary has separately incurred debt (other than nonrecourse debt), within the meaning specified in the credit agreement, or provided a guarantee of debt incurred by us or any of our other subsidiaries.

Our $350,000 of 3.75% senior unsecured notes due 2019 are governed by an indenture and a supplement to that indenture and require semi-annual payments of interest only through maturity in August 2019 and may be repaid at par (plus accrued and unpaid interest) on or after July 15, 2019 or before that date together with a make whole premium.

Our $300,000 of 4.000% senior unsecured notes due 2022 are governed by an indenture and a supplement to that indenture and require semi-annual payments of interest only through maturity in July 2022 and may be repaid at par (plus accrued and unpaid interest) on or after June 15, 2022 or before that date together with a make whole premium.

Our $310,000 of 5.875% senior unsecured notes due 2046 are governed by an indenture and a supplement to that indenture and require quarterly payments of interest only through maturity in May 2046 and may be repaid at par (plus accrued and unpaid interest) on or after May 26, 2021.

As of December 31, 2017, our debt maturities (other than our revolving credit facility) are as follows: $3,672 in 2018, $361,541 in 2019, $338,433 in 2020, $14,420 in 2021, $575,518 in 2022 and $399,563 thereafter.

None of our unsecured debt obligations require sinking fund payments prior to their maturity dates.  Our $183,147 in mortgage debts generally require monthly payments of principal and interest through maturity.

In addition to our debt obligations, as of December 31, 2017, we have estimated unspent leasing related obligations of $31,310.

In connection with the FPO Transaction, we assumed five mortgage notes with an aggregate principal balance of $167,548. These mortgage notes are secured by five properties (five buildings). In November 2017, we repaid $10,000 of principal of one of these mortgage notes as part of our assumption agreement with the lender. Also, in connection with the FPO Transaction, we acquired FPO's 50% and 51% interests in two unconsolidated joint ventures having two mortgage notes with an aggregate principal balance of $82,000, which are secured by two properties (three buildings) owned by such joint ventures.

To partially finance the FPO Transaction, we entered into a commitment letter with Citigroup Global Markets Inc., or Citigroup, pursuant to which, on and subject to the terms and conditions of the commitment letter, Citigroup and a group of institutional lenders committed to provide us a bridge loan facility. In July 2017, we and the lenders terminated this commitment letter and bridge loan facility after we raised the necessary funding for the FPO Transaction from the sale of our common shares and our issuance of senior unsecured notes in July 2017, each as described below. As a result of the termination of this bridge loan facility we recognized a loss on extinguishment of debt of $1,715.

Pursuant to the terms of the FPO Transaction, each unit of limited partnership interest in FPO's operating partnership that was not liquidated on the effective date of the FPO Transaction was exchanged on a one-for-one basis for 5.5% Series A Cumulative Preferred Units of the surviving subsidiary. As of December 31, 2017, there were 1,814 of 5.5% Series A Cumulative Preferred Units outstanding. Beginning on October of each year and ending January 15 of the following year, with the first such period beginning October 1, 2019, holders have the right to redeem their 5.5% Series A Cumulative Preferred Units for cash at $11.15 per unit. Beginning on April 1 of each year and ending June 30 of that year, with the first such period beginning April 1, 2018, we have the right to redeem all or any portion of the outstanding 5.5% Series A Cumulative Preferred Units for cash at $11.15 per unit. As of December 31, 2017, the carrying value of these 5.5% Series A Cumulative Preferred Units was $20,496 and is recorded as temporary equity on our consolidated balance sheets.

We currently expect to use cash balances, borrowings under our revolving credit facility, net proceeds from our property sales, assumption of mortgage debt and net proceeds from offerings of equity or debt securities to fund our future operations, capital expenditures, distributions to our shareholders and property acquisitions. When significant amounts are outstanding under our revolving credit facilities or the maturities of our indebtedness approach, we expect to explore refinancing alternatives. Such alternatives may include incurring additional term debt, issuing equity or debt securities, extending the maturity date of our revolving credit facility and entering into a new revolving credit facility. We may assume additional mortgage debt in connection with our acquisitions or elect to place new mortgages on properties we own as a source of financing. We may also seek to participate in additional joint venture or other arrangements that may provide us with additional sources of financing. Although we cannot be sure that we will be successful in consummating any particular type of financing, we believe that we will have access to financing, such as debt and equity offerings, to fund future acquisitions and capital expenditures and to pay our obligations. We currently have an effective shelf registration statement that allows us to issue public securities on an expedited basis, but it does not assure that there will be buyers for such securities.
Our ability to obtain, and the costs of, our future debt financings will depend primarily on credit market conditions and our creditworthiness. We have no control over market conditions. Potential investors and lenders likely will evaluate our ability to pay distributions to shareholders, fund required debt service and repay debts when they become due by reviewing our business practices and plans to balance our use of debt and equity capital so that our financial profile and leverage ratios afford us flexibility to withstand any reasonably anticipated adverse changes. Similarly, our ability to raise equity capital in the future will depend primarily upon equity capital market conditions and our ability to conduct our business to maintain and grow our operating cash flows. We intend to conduct our business in a manner which will afford us reasonable access to capital for investment and financing activities, but we cannot be sure that we will be able to successfully carry out this intention.

In June 2017, both Moody's and S&P updated our ratings outlook to negative as a result of uncertainties arising from the FPO Transaction. Negative outlooks may imply that our debt ratings may be downgraded unless we are successful in reorganizing our financial profile.

On February 23, 2017 and May 22, 2017, we paid a regular quarterly distribution to common shareholders of record on January 23, 2017 and April 21, 2017, of $0.43 per share, or $30,606 on each of those dates. On August 21, 2017, we paid a regular quarterly distribution to common shareholders of record on July 24, 2017, of $0.43 per share, or $41,364. On November 20, 2017, we paid a regular quarterly distribution payable to common shareholders of record on October 23, 2017 of $0.43 per share, or $42,633. We funded these distributions using cash on hand and borrowings under our revolving credit facility. On January 19, 2018, we declared a distribution payable to common shareholders of record on January 29, 2018 in the amount of $0.43 per share, or $42,633.  We expect to pay this distribution on or about February 26, 2018 using cash on hand and borrowings under our revolving credit facility.

On July 5, 2017, we sold 25,000,000 of our common shares at a price of $18.50 per share in an underwritten public offering. On August 3, 2017, we sold 2,907,029 of our common shares at a price of $18.50 per share pursuant to an overallotment option granted to the underwriters for the July offering. The aggregate net proceeds from these offerings were $493,866, after payments of the underwriters' discounts and other offering expenses.

On July 20, 2017, we issued $300,000 of 4.000% senior unsecured notes due 2022 in an underwritten public offering. The net proceeds from this offering were $295,399, after payments of the underwriters' discounts and other offering expenses.

The aggregate net proceeds from these equity and debt offerings were used to finance, in part, the FPO Transaction.

On October 9, 2018, we sold all 24,918,421 SIR common shares that we then owned in an underwritten public offering at a price of $18.25 per share, raising net proceeds of approximately $434,700 after underwriting discounts and estimated offering expenses. We used the net proceeds from the sale to repay amounts outstanding under our revolving credit facility.

As of December 31, 2017, our contractual obligations were as follows:

	Payments Due by Period
		Less than	1-3	3-5	More than
Contractual Obligations	Total	1 Year	Years	Years	5 Years
Long term debt obligations	$2,263,147	$3,672	$1,269,974	$589,938	$399,563
Tenant related obligations (1)	31,311	21,867	6,861	2,583	—
Operating leases (2)	4,893	1,543	3,211	139	—
Projected interest expense (3)	683,284	85,549	112,834	75,471	409,430
Total	$2,982,635	$112,631	$1,392,880	$668,131	$808,993

(1)	Committed tenant related obligations includes leasing commissions and tenant improvements and are based on leases in effect as of December 31, 2017.

(2)	Reflects the lease obligations we assumed related to FPO's former corporate headquarters, net of sublease income.

(3)
Projected interest expense is attributable to only our debt obligations at existing rates as of December 31, 2017 and is not intended to project future interest costs which may result from debt prepayments, additional borrowings under our revolving credit facility, new debt issuances or changes in interest rates.

As of December 31, 2017, there are 1,814 of 5.5% Series A Cumulative Preferred Units outstanding. Beginning on October of each year and ending January 15 of the following year, with the first such period beginning October 1, 2019, holders have the right to redeem their 5.5% Series A Cumulative Preferred Units for cash at $11.15 per unit.

We remain liable, solely to the extent of our proportionate ownership percentage, to fund any capital shortfalls or commitments from properties owned through the unconsolidated joint ventures.

Off Balance Sheet Arrangements

In connection with the FPO Transaction, we acquired 50% and 51% interests in two unconsolidated joint ventures which own two properties (three buildings). The properties owned by these joint ventures are encumbered by an aggregate $82,000 of mortgage indebtedness. We do not control the activities that are most significant to these joint ventures and, as a result, we account for our investment in these joint ventures under the equity method of accounting. See Note 5 to the Notes to our Consolidated Financial Statements included in this Exhibit 99.1 for more information on the financial condition and results of operations of these joint ventures. Other than these joint ventures, as of December 31, 2017, we had no off balance sheet arrangements that have had or we expect would be reasonably likely to have a material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Debt Covenants (dollars in thousands)
Our principal debt obligations at December 31, 2017 consisted of borrowings under our $750,000 revolving credit facility, our $300,000 term loan, our $250,000 term loan, an aggregate outstanding principal amount of $960,000 of public issuances of senior unsecured notes and eight secured mortgage notes with an aggregate outstanding principal amount of $183,147 that were assumed in connection with certain of our acquisitions. We assumed five of the secured mortgage notes in connection with the FPO Transaction. Also, the two properties (three buildings) acquired in the FPO Transaction which are owned by joint ventures secure two additional mortgage notes. Our publicly issued senior unsecured notes are governed by indentures and their supplements.  Our senior unsecured notes indentures and their supplements and our credit agreement provide for acceleration of payment of all amounts outstanding upon the occurrence and continuation of certain events of default, such as, in the case of our credit agreement, a change of control of us, which includes RMR LLC ceasing to act as our business and property manager. Our senior unsecured notes indentures and their supplements and our credit agreement also contain a number of covenants which generally restrict our ability to incur debts, including debts secured by mortgages on our properties, in excess of calculated amounts, require us to maintain various financial ratios, and, in the case of our credit agreement, restrict our ability to make distributions to our shareholders in certain circumstances. Our mortgage notes are non-recourse, subject to certain limited exceptions, and do not contain any material financial covenants.  As of December 31, 2017, we believe we were in compliance with the terms and conditions of our respective covenants under our credit agreement and senior unsecured notes indentures and their supplements.
Neither our credit agreement nor our senior unsecured notes indentures and their supplements contain provisions for acceleration which could be triggered by our debt ratings. However, under our credit agreement our highest senior debt rating is used to determine the fees and interest rates we pay. Accordingly, if that debt rating is downgraded, our interest expense and related costs under our credit agreement would increase. As noted above, in June 2017, both Moody's and S&P updated our rating outlook to negative, which may imply that downgrades to our credit rating will occur unless we are successful in reorganizing our financial profile.
Our credit agreement has cross default provisions to other indebtedness that is recourse of $25,000 or more and indebtedness that is non-recourse of $50,000 or more. Similarly, our senior unsecured notes indentures and their supplements contain cross default provisions to any other debts of more than $25,000 (or up to $50,000 in certain circumstances).
Related Person Transactions
We have relationships and historical and continuing transactions with RMR LLC, RMR Inc. and others related to them. For example: we have no employees and the personnel and various services we require to operate our business are provided to us by RMR LLC pursuant to our business management agreement and property management agreement with RMR LLC; RMR Inc. is the managing member of RMR LLC; ABP Trust, which is controlled by its current sole trustee, our Managing Trustee, is the controlling shareholder of RMR Inc.; and we own shares of class A common stock of RMR Inc. We also have relationships and historical and continuing transactions with other companies to which RMR LLC provides management services and which may have trustees, directors and officers who are also trustees, directors or officers of us, RMR LLC or RMR Inc., including: SIR, of which we were the largest shareholder and at December 31, 2017 and February 26, 2018, owned approximately 27.8% of the then outstanding SIR common shares, all of which we sold on October 9, 2018; and AIC, of which we, ABP Trust, SIR and four other companies to which RMR LLC provides management services each owned 14.3% and which arranges and insures or reinsures in part a combined property insurance program for us and its six other shareholders.
For further information about these and other such relationships and related person transactions, see Notes 6, 7 and 12 to our Consolidated Financial Statements included in this Exhibit 99.1, which are incorporated herein by reference and our other filings with the SEC including our definitive Proxy Statement for our 2018 Annual Meeting of Shareholders, or our definitive Proxy Statement, to be filed with the SEC within 120 days after the fiscal year ended December 31, 2017. For further information about these transactions and relationships and about the risks that may arise as a result of these and other related person transactions and relationships, see elsewhere in this Exhibit 99.1 including "Warning Concerning Forward Looking Statements," and in our Annual Report, including Part I, Item 1, “Business” and Part I, Item 1A, “Risk Factors.” Our filings with the SEC and copies of certain of our agreements with these related persons, including our business management agreement and property management agreement with RMR LLC and our shareholders agreement with AIC and its six other shareholders, are available as exhibits to our public filings with the SEC and accessible at the SEC’s website, www.sec.gov. We may engage in additional transactions with related persons, including businesses to which RMR LLC or its subsidiaries provide management services.
Critical Accounting Policies
Our critical accounting policies are those that will have the most impact on the reporting of our financial condition and results of operations and those requiring significant judgments and estimates. We believe that our judgments and estimates have been and will be consistently applied and produce financial information that fairly presents our results of operations. Our most critical accounting policies involve our investments in real property and equity securities. These policies affect our:

•
allocation of purchase prices between various asset categories, including allocations to above and below market leases and the related impact on the recognition of rental income and depreciation and amortization expenses; and

•	assessment of the carrying values and impairments of long lived assets and equity investments.
We allocate the acquisition cost of each property investment to various property components such as land, buildings and improvements and intangibles based on their relative fair values, and each component generally has a different useful life. For acquired real estate, we record building, land and improvements, and, if applicable, the value of in place leases, the fair market value of above or below market leases and customer relationships at fair value. For transactions that qualify as business combinations, we allocate the excess, if any, of the consideration over the fair value of assets acquired to goodwill. We base purchase price allocations and the determination of useful lives on our estimates and, under some circumstances, studies from independent real estate appraisers to provide market information and evaluations that are relevant to our purchase price allocations and determinations of useful lives; however, our management is ultimately responsible for the purchase price allocations and determination of useful lives.
We compute depreciation expense using the straight line method over estimated useful lives of up to 40 years for buildings and improvements, and up to 12 years for personal property. We do not depreciate the allocated cost of land. We amortize capitalized above market lease values as a reduction to rental income over the terms of the respective leases. We amortize capitalized below market lease values as an increase to rental income over the terms of the respective leases. We amortize the value of acquired in place leases exclusive of the value of above market and below market acquired leases to expense over the periods of the respective leases. If a lease is terminated prior to its stated expiration, all unamortized amounts relating to that lease are written off. Purchase price allocations require us to make certain assumptions and estimates. Incorrect assumptions and estimates may result in inaccurate depreciation and amortization charges over future periods.
We periodically evaluate our properties for impairment. Impairment indicators may include declining tenant occupancy, our concerns about a tenant’s financial condition (which may be endangered by a rent default or other information which comes to our attention) or our decision to dispose of an asset before the end of its estimated useful life and legislative, as well as market or industry changes that could permanently reduce the value of a property. If indicators of impairment are present, we evaluate the carrying value of the related property by comparing it to the expected future undiscounted cash flows to be generated from that property. If the sum of these expected future cash flows is less than the carrying value, we reduce the net carrying value of the property to its fair value. This analysis requires us to judge whether indicators of impairment exist and to estimate likely future cash flows. If we misjudge or estimate incorrectly or if future tenant operations, market or industry factors differ from our expectations we may record an impairment charge that is inappropriate or fail to record a charge when we should have done so, or the amount of any such charges may be inaccurate.
These accounting policies involve significant judgments made based upon our experience and the experience of our management and our Board of Trustees, including judgments about current valuations, ultimate realizable value, estimated useful lives, salvage or residual value, the ability and willingness of our tenants to perform their obligations to us, current and future economic conditions and competitive factors in the markets in which our properties are located. Competition, economic conditions, changing government priorities and other factors may cause occupancy declines in the future. In the future, we may need to revise our carrying value assessments to incorporate information which is not now known, and such revisions could increase or decrease our depreciation expense related to properties we own or decrease the carrying values of our assets.
We periodically evaluate our equity investments for possible indicators of other than temporary impairment whenever events or changes in circumstances indicate the carrying amount of the investment might not be recoverable. These indicators may include the length of time and degree to which the market value of our investment is below our cost basis, the financial condition of the issuer, our intent and ability to be a long term holder of the investment and other considerations.  If the decline in fair value is judged to be other than temporary, we may record an impairment charge to adjust the basis of the investment to its fair value.
Impact of Inflation
Inflation in the past several years in the United States has been modest, but recently there have been indications of inflation in the U.S. economy and some market forecasts indicate an expectation of increased inflation in the near to intermediate term. Future inflation might have both positive and negative impacts on our business. Inflation might cause the value of our real estate assets to increase. Our government leases generally provide for annual rent increases based on a cost of living index calculation which may mitigate the impact upon us of increased costs as a result of inflation. Further, inflation may permit us to increase rents upon renewal or enter new leases for the leased space for increased rent amounts.
Increases in operating costs as a result of inflation are likely to have modest, if any, impacts on our operating results. This is because most of the operating costs arising in our business are incurred at our properties and our tenants pay most of the property operating cost increases directly or indirectly when we pass through such costs as additional rent under our leases. Increased debt capital costs as a result of inflation are not directly or immediately paid by, or passed through, to our tenants; therefore, such cost increases are more likely to impact our financial results. Over time, however, inflationary debt capital cost increases may be mitigated as leases at our properties expire and new leases are entered which reflect inflationary increases in market rents.
To mitigate the adverse impact of any increased cost of debt capital in the event of material inflation, we may enter into interest rate hedge arrangements in the future. The decision to enter into these agreements will be based on various factors, including the amount of our floating rate debt outstanding, our belief that material interest rate increases are likely to occur, the costs of, and our expected benefit from, these agreements and upon possible requirements of our borrowing arrangements.
Generally, we do not expect inflation to have a material impact on our financial results for the next 12 months or for the current foreseeable future thereafter.

Impact of Climate Change
The political debate about climate change has resulted in various treaties, laws and regulations which are intended to limit carbon emissions. We believe these laws being enacted or proposed may cause energy costs at our properties to increase in the future. We do not expect the direct impact of these possible increases in energy costs resulting from laws designed to address climate change to be material to our results of operations because the increased costs either may be the responsibility of our tenants directly or in large part passed through by us to our tenants as additional rent. Also, although we do not believe it is likely in the foreseeable future, laws enacted to mitigate climate change may make some of our buildings obsolete or cause us to make material investments in our properties which could materially and adversely affect our financial condition and results of operations.
In an effort to reduce the effects of any increased energy costs in the future, we continuously study ways to improve the energy efficiency at all of our properties. Our property manager, RMR LLC, is a member of the Energy Star Partner program, a joint program of the U.S. Environmental Protection Agency and the U.S. Department of Energy that is focused on promoting energy efficiency at commercial properties through its “ENERGY STAR” label program, and a member of the U.S. Green Building Council, a nonprofit organization focused on promoting energy efficiency at commercial properties through its LEED® green building program.
Some observers believe severe weather in different parts of the world over the last few years is evidence of global climate change. Severe weather may have an adverse effect on certain properties we own. Rising sea levels could cause flooding at some of our properties, which may have an adverse effect on individual properties we own. We mitigate these risks by procuring or requiring tenants to procure insurance coverage we believe adequate to protect us from material damages and losses resulting from the consequences of losses caused by climate change. However, we cannot be sure that our mitigation efforts will be sufficient or that future storms, rising sea levels or other changes that may occur due to future climate change could not have a material adverse effect on our financial results.

Item 15.  Exhibits and Financial Statement Schedules

(a)	Index to Financial Statements and Financial Statement Schedules
The following consolidated financial statements and financial statement schedule of Government Properties Income Trust are included on the pages indicated:

All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, or are inapplicable, and therefore have been omitted.

(b)    The exhibits listed in the exhibit index beginning on page 77 of our Annual Report, filed with the SEC on February 27, 2018, are filed as part of this Exhibit 99.1, as updated by the following exhibits:

Exhibit Number	Description
23.1	Consent of Ernst & Young LLP.
101.1
The following materials from Government Properties Income Trust's Current Report on Form 8-K dated November 5, 2018 formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Comprehensive Income (Loss), (iii) the Consolidated Statements of Shareholders' Equity, (iv) the Consolidated Statements of Cash Flows and (v) related notes to these financial statements, tagged as blocks of text and detail.

Report of Independent Registered Public Accounting Firm
To the Trustees and Shareholders of Government Properties Income Trust
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Government Properties Income Trust (the Company) as of December 31, 2017 and 2016, the related consolidated statements of comprehensive income (loss), shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and the financial statement schedule listed in the Index at item 15(a) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 26, 2018, except for Notes 13,15 and 16 as to which the date is November 5, 2018, expressed an unqualified opinion thereon.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company's auditor since 2008.

Boston, Massachusetts February 26, 2018, except for Notes 13, 15, and 16 as to which the date is November 5, 2018

Report of Independent Registered Public Accounting Firm
To the Trustees and Shareholders of Government Properties Income Trust
Opinion on Internal Control over Financial Reporting
We have audited Government Properties Income Trust’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, Government Properties Income Trust’s (the Company) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2017 and 2016, the related consolidated statements of comprehensive income (loss), shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and financial statement schedule listed in the Index at item 15(a), and our report dated February 26, 2018 expressed an unqualified opinion thereon.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management Report on Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.
Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control Over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

Boston, Massachusetts February 26, 2018

GOVERNMENT PROPERTIES INCOME TRUST
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)

	As of December 31,
	2017	2016
ASSETS
Real estate properties:
Land	$627,108	$267,855
Buildings and improvements	2,348,613	1,620,905
Total real estate properties, gross	2,975,721	1,888,760
Accumulated depreciation	(341,848)	(296,804)
Total real estate properties, net	2,633,873	1,591,956
Assets of discontinued operations - Equity investment in Select Income REIT	467,499	487,708
Investment in unconsolidated joint ventures	50,202	—
Assets of property discontinued operations	—	12,541
Acquired real estate leases, net	351,872	124,848
Cash and cash equivalents	16,569	29,941
Restricted cash	3,111	530
Rents receivable, net	61,429	48,458
Deferred leasing costs, net	22,977	21,079
Other assets, net	96,033	68,005
Total assets	$3,703,565	$2,385,066

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unsecured revolving credit facility	$570,000	$160,000
Unsecured term loans, net	547,852	547,171
Senior unsecured notes, net	944,140	646,844
Mortgage notes payable, net	183,100	27,837
Liabilities of property discontinued operations	—	45
Accounts payable and other liabilities	89,440	54,019
Due to related persons	4,859	3,520
Assumed real estate lease obligations, net	13,635	10,626
Total liabilities	2,353,026	1,450,062

Commitments and contingencies

Preferred units of limited partnership	20,496	—

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value: 150,000,000 and 100,000,000 shares
authorized, respectively, 99,145,921 and 71,177,906 shares issued and outstanding, respectively	991	712
Additional paid in capital	1,968,217	1,473,533
Cumulative net income	108,144	96,329
Cumulative other comprehensive income	60,427	26,957
Cumulative common distributions	(807,736)	(662,527)
Total shareholders’ equity	1,330,043	935,004
Total liabilities and shareholders’ equity	$3,703,565	$2,385,066
See accompanying notes.

GOVERNMENT PROPERTIES INCOME TRUST
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(amounts in thousands, except per share data)

	Year Ended December 31,
	2017	2016	2015

Rental income	$316,532	$258,180	$248,549

Expenses:
Real estate taxes	37,942	30,703	29,906
Utility expenses	20,998	17,269	17,916
Other operating expenses	65,349	54,290	50,425
Depreciation and amortization	109,588	73,153	68,696
Loss on impairment of real estate	9,490	—	—
Acquisition related costs	—	1,191	811
General and administrative	18,847	14,897	14,826
Total expenses	262,214	191,503	182,580

Operating income	54,318	66,677	65,969
Dividend income	1,216	971	811
Interest income	1,962	158	14
Interest expense (including net amortization of debt premium and discounts
and debt issuance costs of $3,420, $2,832 and $1,376, respectively)	(65,406)	(45,060)	(37,008)
Gain (loss) on early extinguishment of debt	(1,715)	104	34
Loss on distribution to common shareholders of The RMR Group Inc. common stock	—	—	(12,368)
Income (loss) from continuing operations before income taxes,
equity in earnings (losses) of investees and gain on sale of real estate	(9,625)	22,850	17,452
Income tax expense	(101)	(101)	(86)
Equity in earnings (losses) of investees	(13)	137	20
Income (loss) from continuing operations	(9,739)	22,886	17,386
Income (loss) from discontinued operations	21,829	34,878	(227,347)
Income (loss) before gain on sale of real estate	12,090	57,764	(209,961)
Gain on sale of real estate	—	79	—
Net income (loss)	12,090	57,843	(209,961)
Other comprehensive income (loss):
Unrealized gain (loss) on investment in available for sale securities	24,042	30,465	(9,391)
Equity in unrealized gain (loss) of investees	9,428	11,359	(5,513)
Other comprehensive income (loss)	33,470	41,824	(14,904)
Comprehensive income (loss)	$45,560	$99,667	$(224,865)

Net income (loss)	$12,090	$57,843	$(209,961)
Preferred units of limited partnership distributions	(275)	—	—
Net income (loss) available for common shareholders	$11,815	$57,843	$(209,961)

Weighted average common shares outstanding (basic)	84,633	71,050	70,700
Weighted average common shares outstanding (diluted)	84,653	71,071	70,700

Per common share amounts (basic and diluted):
Income (loss) from continuing operations	$(0.12)	$0.32	$0.25
Income (loss) from discontinued operations	$0.26	$0.49	$(3.22)
Net income (loss) available for common shareholders	$0.14	$0.81	$(2.97)

See accompanying notes.

GOVERNMENT PROPERTIES INCOME TRUST
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(dollars in thousands)

	Number of Shares	Common Shares	Additional Paid In Capital	Cumulative Net Income (Loss)	Cumulative Other Comprehensive Income (Loss)	Cumulative Common Distributions	Total
Balance at December 31, 2014	70,349,227	$703	$1,457,631	$248,447	$37	$(409,369)	$1,297,449
Issuance of shares, net	723,222	7	14,039	—	—	—	14,046
Share grants	65,600	1	984	—	—	—	985
Share repurchases	(11,741)	—	(172)	—	—	—	(172)
Equity in unrealized loss of investees	—	—	—	—	(5,513)	—	(5,513)
Unrealized loss on investment in available for sale of securities	—	—	—	—	(9,391)	—	(9,391)
Net loss available for common shareholders	—	—	—	(209,961)	—	—	(209,961)
Distributions to common shareholders	—	—	—	—	—	(130,792)	(130,792)
Balance at December 31, 2015	71,126,308	711	1,472,482	38,486	(14,867)	(540,161)	956,651
Share grants	65,900	1	1,388	—	—	—	1,389
Share repurchases	(14,302)	—	(337)	—	—	—	(337)
Equity in unrealized gain of investees	—	—	—	—	11,359	—	11,359
Unrealized gain on investment in available for sale of securities	—	—	—	—	30,465	—	30,465
Net income available for common shareholders	—	—	—	57,843	—	—	57,843
Distributions to common shareholders	—	—	—	—	—	(122,366)	(122,366)
Balance at December 31, 2016	71,177,906	712	1,473,533	96,329	26,957	(662,527)	935,004
Issuance of shares, net	27,907,029	279	493,587				493,866
Share grants	75,350		1,361	—	—	—	1,361
Share repurchases	(14,364)		(264)	—	—	—	(264)
Equity in unrealized gain of investees	—	—	—	—	9,428	—	9,428
Unrealized gain on investment in available for sale of securities	—	—	—	—	24,042	—	24,042
Net income available for common shareholders	—	—	—	11,815	—	—	11,815
Distributions to common shareholders	—	—	—	—	—	(145,209)	(145,209)
Balance at December 31, 2017	99,145,921	$991	$1,968,217	$108,144	$60,427	$(807,736)	$1,330,043

See accompanying notes.

GOVERNMENT PROPERTIES INCOME TRUST
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended December 31,
	2017	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$12,090	$57,843	$(209,961)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation	52,427	42,489	38,987
Net amortization of debt premiums and discounts and debt issuance costs	3,420	2,832	1,376
Gain on sale of real estate	—	(79)	—
(Gain) loss on early extinguishment of debt	1,715	(104)	(34)
Straight line rental income	(5,582)	(2,691)	(3,978)
Amortization of acquired real estate leases	56,174	29,003	28,624
Amortization of deferred leasing costs	3,802	3,265	2,349
Other non-cash expenses, net	300	284	817
Loss on impairment of real estate	9,490	—	—
Increase in carrying value of property included in discontinued operations	(619)	—	—
Equity in earnings of investees	13	(137)	(20)
Equity in earnings of Select Income REIT	(21,584)	(35,381)	(18,620)
Net (gain) loss on issuance of shares by Select Income REIT	(72)	(86)	42,145
Loss on distribution to common shareholders of The RMR Group Inc. common stock	—	—	12,368
Loss on impairment of Select Income REIT investment	—	—	203,297
Distributions of earnings from Select Income REIT	21,584	35,381	18,620
Change in assets and liabilities:
Restricted cash	—	—	—
Deferred leasing costs	(5,017)	(10,196)	(4,741)
Rents receivable	(4,990)	1,670	(2,729)
Other assets	1,368	25	515
Accounts payable and accrued expenses	11,696	1,970	1,097
Due to related persons	1,339	634	725
Net cash provided by operating activities	137,554	126,722	110,837
CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate acquisitions and deposits	(1,187,012)	(200,331)	—
Real estate improvements	(45,940)	(32,999)	(19,163)
Investment in Select Income REIT	—	—	(95,821)
Investment in The RMR Group Inc.	—	—	(7,226)
Distributions in excess of earnings from Select Income REIT	29,248	14,954	28,410
Distributions in excess of earnings from our unconsolidated joint ventures	482	—	—
Proceeds from sale of properties, net	15,083	263	30,460
Net cash used in investing activities	(1,188,139)	(218,113)	(63,340)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of mortgage notes payable	(11,909)	(107,933)	(48,908)
Proceeds from issuance of senior notes, after discounts	297,954	300,235	—
Proceeds from issuance of common shares, net	493,866	—	—
Borrowings on unsecured revolving credit facility	645,000	399,000	195,000
Repayments on unsecured revolving credit facility	(235,000)	(356,000)	(78,000)
Payment of debt issuance costs	(4,644)	(544)	(21)
Repurchase of common shares	(264)	(337)	(172)
Distributions to common shareholders	(145,209)	(122,366)	(121,660)
Net cash provided by (used in) financing activities	1,039,794	112,055	(53,761)

Increase (decrease) in cash, cash equivalents and restricted cash	(10,791)	20,664	(6,264)
Cash and cash equivalents and restricted cash at beginning of year	30,471	9,807	16,071
Cash and cash equivalents and restricted cash at end of year	$19,680	$30,471	$9,807
See accompanying notes.

GOVERNMENT PROPERTIES INCOME TRUST
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended December 31,
	2017	2016	2015
Supplemental cash flow information:
Interest paid	$55,048	$41,139	$35,500
Income taxes paid	$117	$111	$143
Non-cash investing activities:
Investment in The RMR Group Inc. paid in common shares	$—	$—	$13,545
Sale of real estate	$—	$3,600	$—
Mortgage note receivable related to sale of real estate	$—	$(3,600)	$—
Distribution of The RMR Group Inc. common stock received from Select Income REIT	$—	$—	$5,244
Working capital assumed	$(1,596)	$—	$—
Non-cash financing activities:
Assumption of mortgage debt	$167,548	$—	$—
Distribution to common shareholders of The RMR Group Inc. common stock	$—	$—	$(9,132)
Preferred units of limited partnership issued	$20,221	$—	$—

Supplemental disclosure of cash and cash equivalents and restricted cash

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets to the amounts shown in the consolidated statements of cash flows:

	Year Ended December 31,
	2017	2016	2015
Cash and cash equivalents	$16,569	$29,941	$8,785
Restricted cash	3,111	530	1,022
Total cash and cash equivalents and restricted cash shown in the statements of cash flows	$19,680	$30,471	$9,807

See accompanying notes.

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Note 1. Organization
Government Properties Income Trust, or the Company, we or us, is a real estate investment trust, or REIT, formed in 2009 under Maryland law.
As of December 31, 2017, we wholly owned 108 properties (167 buildings), or our consolidated properties, located in 30 states and the District of Columbia containing approximately 17.5 million rentable square feet and had a noncontrolling ownership interest in two unconsolidated joint ventures that own properties (three buildings) totaling an additional 0.4 million rentable square feet. As of December 31, 2017, we also owned 24,918,421 common shares of beneficial interest, par value $0.01 per share, or approximately 27.8%, of the then outstanding common shares of Select Income REIT, or SIR, and such SIR common shares we owned as of December 31, 2017, the SIR investment. On October 9, 2018, we sold the SIR investment and reclassified it as discontinued operations in our consolidated financial statements. See Notes 12, 13 and 16 for further information regarding the SIR investment.
Note 2. Summary of Significant Accounting Policies

Basis of Presentation.  These consolidated financial statements include the accounts of us and our subsidiaries, all of which are 100% owned directly or indirectly by us. All intercompany transactions and balances with or among our consolidated subsidiaries have been eliminated.
Real Estate Properties.  We record our properties at cost and provide depreciation on real estate investments on a straight line basis over estimated useful lives generally ranging from 7 to 40 years.  In some circumstances, we engage independent real estate appraisal firms to provide market information and evaluations which are relevant to our purchase price allocations and determinations of useful lives; however, we are ultimately responsible for the purchase price allocations and determinations of useful lives.
We allocate the purchase prices of our properties to land, building and improvements based on determinations of the relative fair values of these assets assuming the properties are vacant. We determine the fair value of each property using methods similar to those used by independent appraisers. We allocate a portion of the purchase price of our properties to above market and below market leases based on the present value (using an interest rate which reflects the risks associated with acquired in place leases at the time each property was acquired by us) of the difference, if any, between (i) the contractual amounts to be paid pursuant to the acquired in place leases and (ii) our estimates of fair market lease rates for the corresponding leases, measured over a period equal to the terms of the respective leases. We allocate a portion of the purchase price to acquired in place leases and tenant relationships based upon market estimates to lease up the property based on the leases in place at the time of purchase.  We allocate this aggregate value between acquired in place lease values and tenant relationships based on our evaluation of the specific characteristics of each tenant’s lease. However, we have not separated the value of tenant relationships from the value of acquired in place leases because such value and related amortization expense is immaterial to the accompanying consolidated financial statements. In making these allocations, we consider factors such as estimated carrying costs during the expected lease up periods, including real estate taxes, insurance and other operating income and expenses and costs, such as leasing commissions, legal and other related expenses, to execute similar leases in current market conditions at the time a property was acquired by us. If the value of tenant relationships becomes material in the future, we may separately allocate those amounts and amortize the allocated amounts over the estimated life of the relationships. For transactions that qualify as business combinations, we allocate the excess, if any, of the consideration over the fair value of the assets acquired to goodwill.
We amortize capitalized above market lease values (included in acquired in place real estate leases in our consolidated balance sheets) and below market lease values (presented as assumed real estate lease obligations in our consolidated balance sheets) as a reduction or increase, respectively, to rental income over the terms of the associated leases. Such amortization resulted in net decreases to rental income of $2,764, $1,457 and $1,157 during the years ended December 31, 2017, 2016 and 2015, respectively. We amortize the value of acquired in place leases (included in acquired real estate leases in our consolidated balance sheets), exclusive of the value of above market and below market acquired in place leases, over the terms of the associated leases. Such amortization, which is included in depreciation and amortization expense, amounted to $53,410, $27,546, and $27,467 during the years ended December 31, 2017, 2016 and 2015, respectively. When a lease is terminated prior to its stated expiration, we write off the unamortized amounts relating to that lease.

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Capitalized above market lease values were $46,096 and $39,261 as of December 31, 2017 and 2016, respectively, net of accumulated amortization of $27,259 and $22,753, respectively. Capitalized below market lease values were $25,973 and $20,603 as of December 31, 2017 and 2016, respectively, net of accumulated amortization of $12,338 and $9,977, respectively. The value of acquired in place leases, exclusive of the value of above market and below market acquired in place leases, was $472,928 and $203,368 as of December 31, 2017 and 2016, respectively, net of accumulated amortization of $139,893 and $95,028, respectively. As of December 31, 2017, the weighted average amortization periods for capitalized above market leases, lease origination value and capitalized below market lease values were 4.0 years, 5.6 years and 5.7 years, respectively.  Future amortization of net intangible lease assets and liabilities, to be recognized over the current terms of the associated leases as of December 31, 2017 are estimated to be $97,114 in 2018, $70,790 in 2019, $49,230 in 2020, $36,321 in 2021, $27,313 in 2022 and $58,263 thereafter.
We regularly evaluate whether events or changes in circumstances have occurred that could indicate an impairment in the value of long lived assets. If there is an indication that the carrying value of an asset is not recoverable, we estimate the projected undiscounted cash flows to determine if an impairment loss should be recognized. We determine the amount of any impairment loss by comparing the historical carrying value to estimated fair value. We estimate fair value through an evaluation of recent financial performance and projected discounted cash flows using standard industry valuation techniques. In addition to consideration of impairment upon the events or changes in circumstances described above, we regularly evaluate the remaining lives of our long lived assets. If we change our estimate of the remaining lives, we allocate the carrying value of the affected assets over their revised remaining lives.
Equity Method Investments.  We account for our investments in Affiliates Insurance Company, or AIC, and SIR using the equity method of accounting. Significant influence is present through common representation on the boards of trustees or directors of us, AIC and SIR and our significant ownership interest in SIR. Our Managing Trustee is also the managing trustee of SIR.  Our Managing Trustee as the current sole trustee of ABP Trust is the controlling shareholder of The RMR Group Inc., or RMR Inc. He is also a director and officer of RMR Inc. Substantially all of the business of RMR Inc. is conducted by its majority owned subsidiary, The RMR Group LLC, or RMR LLC, which is our manager and the manager of AIC and SIR. Each of our Trustees is a director of AIC and one of our Independent Trustees is also an independent trustee of SIR. See Notes 7, 12 and 13 for a further discussion of our investments in AIC and SIR.
In connection with the FPO Transaction, we acquired 50% and 51% interests in two unconsolidated joint ventures which own two properties (three buildings). The properties owned by these joint ventures are encumbered by an aggregate $82,000 of mortgage indebtedness. We do not control the activities that are most significant to these joint ventures and, as a result, we account for our investment in these joint ventures under the equity method of accounting. See Note 5 for a further discussion of our unconsolidated joint ventures.

We periodically evaluate our equity method investments for possible indicators of other than temporary impairment whenever events or changes in circumstances indicate the carrying amount of the investment might not be recoverable. These indicators may include the length of time and the extent to which the market value of our investment is below our carrying value, the financial condition of our investees, our intent and ability to be a long term holder of the investment and other considerations. If the decline in fair value is judged to be other than temporary, we record an impairment charge to adjust the basis of the investment to its estimated fair value.  We recorded a $203,297 loss on impairment of our SIR investment in 2015. See Note 12 for more information on this impairment.

Cash and Cash Equivalents. We consider highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.
Restricted Cash. Restricted cash consists of amounts escrowed for future real estate taxes, insurance, leasing costs, capital expenditures and debt service, as required by certain of our mortgage debts.
Revenue Recognition. We recognize rental income from operating leases that contain fixed contractual rent changes on a straight line basis over the term of the lease agreements. We increased rental income by $5,582, $2,691 and $3,978 to record revenue on a straight line basis during the years ended December 31, 2017, 2016 and 2015, respectively. Rents receivable include $27,267 and $21,686 of straight line rent receivables at December 31, 2017 and 2016, respectively.
Certain of our leases with government tenants provide the tenant the right to terminate its lease if its respective legislature or other funding authority does not appropriate the funding necessary for the government tenant to meet its lease

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

obligations; we have determined the fixed non-cancelable lease term of these leases to be the fully executed term of the lease because we believe the occurrence of termination to be a remote contingency based on both our historical experience and our assessment of the likelihood of lease cancellation on a separate lease basis.
Deferred Leasing Costs. Deferred leasing costs include brokerage, legal and other fees associated with our entering leases and we amortize those costs, which are included in depreciation and amortization expense, on a straight line basis over the terms of the respective leases. Deferred leasing costs totaled $32,990 and $28,039 at December 31, 2017 and 2016, respectively, and accumulated amortization of deferred leasing costs totaled $10,013 and $6,960 at December 31, 2017 and 2016, respectively. Future amortization of deferred leasing costs to be recognized during the current terms of our existing leases as of December 31, 2017 are estimated to be $4,282 in 2018, $4,091 in 2019, $3,275 in 2020, $2,670 in 2021, $2,186 in 2022 and $6,473 thereafter.
Available for Sale Securities. As of December 31, 2017, we owned 1,214,225 common shares of class A common stock of RMR Inc. Our investment in RMR Inc. is classified as an available for sale security. Available for sale securities are recorded at fair value based on their quoted market price at the end of each reporting period. Unrealized gains and losses on available for sale securities are recorded as a component of cumulative other comprehensive income (loss) in shareholders’ equity. As further described in Note 7, we initially acquired 1,541,201 shares of class A common stock of RMR Inc. on June 5, 2015 for cash and share consideration of $17,462. We concluded, for accounting purposes, that the cash and share consideration we paid for our investment in these shares represented a discount to the fair value of these shares. We initially accounted for this investment under the cost method of accounting and recorded this investment at its estimated fair value of $39,833 as of June 5, 2015 using Level 3 inputs, as defined in the fair value hierarchy under U.S. generally accepted accounting principles, or GAAP.  As a result, we recorded a liability for the amount by which the estimated fair value of these shares exceeded the price we paid for these shares. This liability is included in accounts payable and other liabilities in our consolidated balance sheets. This liability is being amortized on a straight line basis through December 31, 2035 as an allocated reduction to our business management and property management fee expense. We amortized $1,087, $1,087 and $618 of this liability during the years ended December 31, 2017, 2016 and 2015, respectively.  These amounts are included in the net business management and property management fee amounts for such periods. As of December 31, 2017, the remaining unamortized amount of this liability was $19,580. Future amortization of this liability as of December 31, 2017 is estimated to be $1,087 in 2018, $1,087 in 2019, $1,087 in 2020, $1,087 in 2021, $1,087 in 2022 and $14,145 thereafter.
We evaluate our investments in available for sale securities to determine if a decline in the fair value below our carrying value is other than temporary. We consider the severity and the duration of the decline, and our ability and intent to hold the investment until recovery when making this assessment. If a decline in fair value is determined to be other than temporary, an impairment loss equal to the difference between the investment’s carrying value and its fair value is recognized in earnings.
Debt Issuance Costs. Debt issuance costs include capitalized issuance or assumption costs related to borrowings, which are amortized to interest expense over the terms of the respective loans. Debt issuance costs, net of accumulated amortization, for our revolving credit facility are included in other assets in our consolidated balance sheets. As of December 31, 2017 and 2016, debt issuance costs for our revolving credit facility were $5,234 and accumulated amortization of debt issuance costs for our revolving credit facility were $3,849 and $2,617, respectively. Debt issuance costs, net of accumulated amortization, for our unsecured term loans, senior unsecured notes and mortgage notes payable are presented as a direct deduction from the associated debt liability in our consolidated balance sheets. As of December 31, 2017 and 2016, debt issuance costs, net of accumulated amortization, for our unsecured term loans, senior unsecured notes, and mortgage notes payable totaled $15,750 and $14,725, respectively. Future amortization of debt issuance costs to be recognized with respect to our revolving credit facility, unsecured term loans, senior unsecured notes and mortgage notes as of December 31, 2017 are estimated to be $3,469 in 2018, $2,217 in 2019, $1,357 in 2020, $1,217 in 2021, $826 in 2022 and $8,049 thereafter.
Income Taxes. We have elected to be taxed as a REIT under the United States Internal Revenue Code of 1986, as amended, or the IRC, and, accordingly, we generally will not be subject to federal income taxes provided we distribute our taxable income and meet certain other requirements to qualify as a REIT. We are, however, subject to certain state and local taxes.
Cumulative Other Comprehensive Income. Cumulative other comprehensive income represents the unrealized gain on the RMR Inc. shares we own and our share of the cumulative comprehensive income of our equity method investees, SIR and AIC.  See Notes 7, 12, 13 and 16 for further information regarding these investments.

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Reclassifications. Certain reclassifications have been made to the prior years’ financial statements to conform to the current year’s presentation.

Use of Estimates. Preparation of these financial statements in conformity with GAAP requires us to make estimates and assumptions that may affect the amounts reported in these consolidated financial statements and related notes. The actual results could differ from these estimates.
Per Common Share Amounts. We calculate basic earnings per common share by dividing net income (loss) available for common shareholders by the weighted average number of our common shares of beneficial ownership, $.01 par value, or our common shares, outstanding during the period. We calculate diluted earnings per share using the more dilutive of the two class method or the treasury stock method.  Unvested share awards and other potentially dilutive common shares and the related impact on earnings, are considered when calculating diluted earnings per share.
Segment Reporting. We operate in one business segment: direct ownership of real estate properties. Our equity method investment in SIR has been reclassified as a discontinued operation and is no longer a separate business segment.
Note 3.    Weighted Average Common Shares

The following table provides a reconciliation of the weighted average number of common shares used in the calculation of basic and diluted earnings per share (in thousands):

	For the Year Ended December 31,
	2017	2016	2015
Weighted average common shares for basic earnings per share	84,633	71,050	70,700
Effect of dilutive securities: unvested share awards	20	21	—
Weighted average common shares for diluted earnings per share	84,653	71,071	70,700
Note 4.    New Accounting Pronouncements

On January 1, 2017, we adopted the Financial Accounting Standards Board, or FASB, Accounting Standards Update, or ASU, No. 2017-01, Clarifying the Definition of a Business. This update provides additional guidance on evaluating whether a transaction should be accounted for as an acquisition (or disposal) of assets or of a business. This update defines three requirements for a set of assets and activities (collectively referred to as a “set”) to be considered a business: inputs, processes and outputs. As a result of the implementation of this update, certain property acquisitions, which under previous guidance were accounted for as business combinations, are now accounted for as acquisitions of assets. In an asset acquisition, certain acquisition costs are capitalized as opposed to expensed under previous guidance.

In May 2014, the FASB issued ASU No. 2014-09, Revenue From Contracts With Customers, which outlines a comprehensive model for entities to use in accounting for revenue arising from contracts with customers. ASU No. 2014-09 states that “an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.” While ASU No. 2014-09 specifically references contracts with customers, it may apply to certain other transactions such as the sale of real estate or equipment. In August 2015, the FASB provided for a one-year deferral of the effective date for ASU No. 2014-09, which is now effective for us beginning January 1, 2018. A substantial portion of our revenue consists of rental income from leasing arrangements, which is specifically excluded from ASU No. 2014-09. We have evaluated ASU No. 2014-09 (and related clarifying guidance issued by the FASB) and the adoption will not have a material impact on the amount or timing of our revenue recognition in our consolidated financial statements with the exception of profit recognition on real estate sales. We currently have recorded a deferred gain on sale of real estate of $712 that under current guidance would be recognized upon repayment of a promissory note we received in connection with the sale but will be recognized in its entirety upon adoption of ASU No. 2014-09. We currently expect to adopt the standard using the modified retrospective approach.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which changes how entities measure certain equity investments and present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. This update is effective for all prospective interim and annual periods beginning after December 15, 2017. We expect to record an adjustment of $45,116 on January 1, 2018 to reclassify historical changes in the fair value of our available for sale equity investments from other comprehensive income to

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

retained earnings. Future changes in the fair value of our equity investments will be recorded through earnings in accordance with ASU No. 2016-01.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). ASU No. 2016-02 requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase of the leased asset by the lessee. This classification will determine whether the lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease. A lessee is also required to record a right of use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales type leases, direct financing leases and operating leases. ASU No. 2016-02 is effective for reporting periods beginning after December 15, 2018, with early adoption permitted. We are currently assessing the potential impact the adoption of ASU No. 2016-02 will have in our consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires that entities use a new forward looking “expected loss” model that generally will result in the earlier recognition of allowance for credit losses. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. ASU No. 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. We are currently assessing the potential impact the adoption of ASU No. 2016-13 will have in our consolidated financial statements.

Note 5. Real Estate Properties
As of December 31, 2017, we wholly owned 108 properties (167 buildings), with an undepreciated carrying value of $2,975,721 and had a noncontrolling ownership interest in two unconsolidated joint ventures that own two properties (three buildings). We generally lease space at our properties on a gross lease or modified gross lease basis pursuant to fixed term contracts expiring between 2018 and 2034.  Our leases generally require us to pay all or some property operating expenses and to provide all or most property management services.  During the year ended December 31, 2017, we entered 75 leases for 1,604,783 rentable square feet for a weighted (by rentable square feet) average lease term of 7.6 years and we made commitments for approximately $18,249 of leasing related costs. As of December 31, 2017, we have estimated unspent leasing related obligations of $31,310. During the year ended December 31, 2017, we capitalized $511 of interest expense related to the redevelopment and expansion of an existing property.

FPO Transaction

On October 2, 2017, we completed our acquisition of First Potomac Realty Trust, or FPO, pursuant to merger transactions, as a result of which we acquired 35 office properties (72 buildings) with 6,028,072 rentable square feet, and FPO's 50% and 51% interests in two joint ventures that own two properties (three buildings) with 443,867 rentable square feet, or collectively, the FPO Transaction. The aggregate value we paid for FPO was $1,370,888, including $651,696 in cash to FPO's shareholders, the repayment of $483,000 of FPO corporate debt, the assumption of $167,548 of mortgage debt; this amount excludes the $82,000 of mortgage debt that encumber the two properties owned by the two joint ventures and the payment of certain transaction fees and expenses, net of FPO cash on hand. We financed the cash payments for the FPO Transaction with borrowings under our revolving credit facility and with cash on hand, including net proceeds from our public offerings of common shares and senior unsecured notes, as described further in Notes 9 and 11. We accounted for the FPO Transaction as an asset acquisition Our allocation of the purchase price was based on estimates of the relative fair value of the acquired assets and assumed liabilities.

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

The following table summarizes the total consideration paid and the estimated fair values of the assets acquired and liabilities assumed in the FPO Transaction:

Total Purchase Price:
Cash consideration	$1,175,140
Acquisition related costs	9,575
Total cash consideration	1,184,715
Preferred units of limited partnership issued (1)	20,221
Acquired net working capital	(1,596)
Assumed mortgage notes	167,548
Non-cash portion of purchase price	186,173
Gross purchase price	$1,370,888

Purchase Price Allocation:
Land	$360,909
Buildings and improvements	681,340
Acquired real estate leases (2)	283,498
Investment in unconsolidated joint ventures	51,305
Cash	11,191
Restricted cash	1,018
Rents receivable	2,672
Other assets	3,640
Total assets	1,426,694

Mortgage notes payable (3)	(167,936)
Assumed real estate lease obligations (2)	(5,776)
Accounts payable and accrued expenses	(10,640)
Rents collected in advance	(1,436)
Security deposits	(4,849)
Net assets acquired	1,204,936

Assumed working capital	(1,596)
Assumed principal balance of debt	167,548
Gross purchase price	$1,370,888

(1)
Pursuant to the terms of the FPO Transaction, each unit of limited partnership interest in FPO's operating partnership that was not liquidated on the closing date was exchanged on a one-for-one basis for 5.5% Series A Cumulative Preferred Units of the surviving subsidiary. As of December 31, 2017, there are 1,814 of 5.5% Series A Cumulative Preferred Units outstanding. Beginning on October of each year and ending January 15 of the following year, with the first such period beginning October 1, 2019, holders have the right to redeem their 5.5% Series A Cumulative Preferred Units for cash equal to $11.15 per unit. Beginning on April 1 of each year and ending June 30 of that year, with the first such period beginning April 1, 2018, we have the right to redeem all or any portion of the outstanding 5.5% Series A Cumulative Preferred Units for cash at $11.15 per unit. As of December 31, 2017, the carrying value of these Series A Cumulative Preferred Units was $20,496 and is recorded as temporary equity on our consolidated balance sheet at December 31, 2017.

(2)
As of the date acquired, the weighted average amortization periods for capitalized above market lease values, lease origination value and capitalized below market lease values were 3.2 years, 3.1 years and 3.8 years, respectively.

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

(3)	Includes fair value adjustments totaling $388 on $167,936 principal amount of mortgage notes we assumed in connection with the FPO Transaction.

Pro Forma Information (Unaudited):

The following table presents our pro forma results of operations for the years ended December 31, 2017 and 2016 as if the FPO Transaction and related financing activities had occurred on January 1, 2016. The historical FPO results of operations included in this pro forma financial information have been adjusted to remove the results of operations of properties and joint venture interests FPO sold from January 1, 2016 to October 2, 2017, the closing date of the FPO Transaction. The effect of these adjustments was to decrease pro forma rental income $804 and $17,810 for the years ended December 31, 2017 and 2016, respectively, and to decrease net income (loss) $47,019 and $5,403 for the years ended December 31, 2017 and 2016, respectively.

This pro forma financial information is not necessarily indicative of what our actual financial position or results of operations would have been for the periods presented or for any future period. Differences could result from numerous factors, including future changes in our portfolio of investments, capital structure, property level operating expenses and revenues, including rents expected to be received on our existing leases or leases we may enter during and after 2018, changes in interest rates and other reasons. Actual future results are likely to be different from amounts presented in this pro forma financial information and such differences could be significant.

	Year Ended December 31,
	2017	2016
Rental income	$437,101	$412,245
Net income (loss)	(25,898)	11,630
Net income (loss) per share	$(0.26)	$0.12

During the year ended December 31, 2017, we recognized revenues of $36,722 and operating income of $3,230 from the consolidated properties acquired in the FPO Transaction and ($621) in equity in losses from our unconsolidated joint ventures acquired in the FPO Transaction.

Unconsolidated Joint Ventures

    We own interests in two joint ventures that own two properties (three buildings). We account for these investments under the equity method of accounting. As of December 31, 2017, our investment in unconsolidated joint ventures consisted of the following:

Joint Venture	GOV Ownership	GOV Carrying Value of Investment at December 31, 2017	Property Type	Number of Buildings	Location	Square Feet
Prosperity Metro Plaza	51%	$27,888	Office	2	Fairfax, VA	328,456
1750 H Street, NW	50%	22,314	Office	1	Washington, DC	115,411
Total		$50,202		3		443,867

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

The following table provides a summary of the mortgage debt of our unconsolidated joint ventures:

Joint Venture	Interest Rate (1)	Maturity Date	Principal Balance at December 31, 2017
Prosperity Metro Plaza	4.09%	12/1/2029	$50,000
1750 H Street, NW	3.69%	8/1/2024	32,000
Weighted Average/Total	3.93%		$82,000

(1)	Includes the effect of mark to market purchase accounting.

At December 31, 2017, the aggregate unamortized basis difference of our unconsolidated joint ventures of $8,933 is primarily attributable to the difference between the amount for which we purchased our interest in the joint ventures, including transaction costs, and the historical carrying value of the net assets of the joint ventures. This difference will be amortized over the remaining useful life of the related properties and included in the reported amount of equity in earnings of investees.

Other 2017 Acquisition Activities

During the year ended December 31, 2017, we acquired one property (one building) located in Manassas, VA with 69,374 rentable square feet. This property was 100% leased to Prince William County on the date of acquisition. This transaction was accounted for as an asset acquisition. The purchase price was $12,657, including capitalized acquisition costs of $37. Our allocation of the purchase price of this acquisition is based on the relative estimated fair value of the acquired assets and assumed liabilities is presented in the table below.

Number
			of				Buildings	Other
Acquisition			Properties/	Square	Purchase		and	Assumed
Date	Location	Type	Buildings	Feet	Price	Land	Improvements	Assets
Jan-17	Manassas, VA	Office	1/1	69,374	$12,657	$1,562	$8,253	$2,842

In September 2017, we acquired transferable development rights that will allow us to expand a property we own in Washington, D.C. for a purchase price of $2,030, excluding acquisition costs.

2016 Acquisition Activities

During the year ended December 31, 2016, we acquired three properties (five buildings) with a combined 830,185 rentable square feet and a land parcel adjacent to one of our existing properties for an aggregate purchase price of $199,304, excluding acquisition costs. Our allocation of the purchase price of these acquisitions based on the estimated fair value of the acquired assets and assumed liabilities is presented in the table below.

			Number
			of				Buildings	Other		Acquired
Acquisition			Properties/	Square	Purchase		and	Assumed	Acquired	Lease
Date	Location	Type	Buildings	Feet	Price (1)	Land	Improvements	Assets	Leases	Obligations
Jan-16	Sacramento, CA (2)	Office	1/1	337,811	$79,508	$4,688	$61,995	$2,167	$11,245	$(587)
Jul-16	Atlanta, GA (3)	Land	—	—	1,670	1,670	—	—	—	—
Dec-16	Rancho Cordova, CA (2)	Office	1/1	82,896	13,943	1,466	8,797	—	3,680	—
Dec-16	Chantilly, VA (2)	Office	1/3	409,478	104,183	6,966	74,214	—	23,003	—
			3/5	830,185	$199,304	$14,790	$145,006	$2,167	$37,928	$(587)

(1)	Excludes acquisition costs.

(2)	Accounted for as a business combination.

(3)
On July 6, 2016, we acquired a land parcel adjacent to on our existing properties for $1,623. We accounted for this transaction as an asset acquisition and capitalized acquisition related costs of $47.

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

2018 Disposition Activities
In January 2018, we entered an agreement to sell an office property (one building) located in Minneapolis, MN with 193,594 rentable square feet for $20,000, excluding closing costs. During the year ended December 31, 2017, we recorded a $9,260 loss on impairment of real estate to reduce the carrying value of this property to its estimated fair value. This sale is expected to occur in the first quarter of 2018.

In February 2018, we entered an agreement to sell an office property (one building) located in Safford, AZ with 36,139 rentable square feet for $8,250, excluding closing costs. This sale is expected to occur in the second quarter of 2018.

In February 2018, we entered an agreement to sell an office property (one building) located in Sacramento, CA with 110,500 rentable square feet for $10,755, excluding closing costs. This sale is expected to occur in the second quarter of 2018.

Our pending dispositions are subject to conditions; accordingly, we cannot be sure that we will complete these transactions or that these transactions will not be delayed or the terms of these transactions will not change.

As part of our long term financing plans for the FPO Transaction and to reduce our financial leverage, we expect to dispose of certain additional properties. We are marketing or plan to market for sale 28 properties (61 buildings) including properties acquired as part of the FPO Transaction, with a carrying value of $658,190 as of December 31, 2017. We cannot be sure we will sell any properties or sell them for prices in excess of our carrying values.

2017 Disposition Activities - Continuing Operations

In October 2017, we sold one vacant office property (one building) located in Albuquerque, NM with 29,045 rentable square feet and a net book value of $1,885 as of the date of sale for $2,000, excluding closing costs. During the year ended December 31, 2017, we recorded a $230 loss on impairment of real estate to reduce the carrying value of this property to its estimated fair value.

2017 Disposition Activities – Discontinued Operations

In August 2017, we sold one vacant office property (one building) in Falls Church, VA with 164,746 rentable square feet and a net book value of $12,901 as of the date of sale for $13,523, excluding closing costs. Results of operations for this property, which qualified as held for sale prior to our adoption in 2014 of ASU No. 2014-8, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, are classified as discontinued operations in our consolidated financial statements. During the year ended December 31, 2017, we recorded an adjustment of $619 to increase the carrying value of this property to its estimated fair value less costs to sell.

Summarized balance sheet and income statement information for this property is as follows:

Balance Sheets

As of December 31,
2016
Real estate properties, net	$12,260
Other assets	281
Assets of discontinued operations	$12,541

Other liabilities	$45
Liabilities of discontinued operations	$45

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Statements of Operations

	Year Ended December 31,
	2017	2016	2015
Rental income	$17	$68	$114
Real estate taxes	(88)	(97)	(92)
Utility expenses	(97)	(146)	(161)
Other operating expenses	(202)	(300)	(272)
General and administrative	(76)	(114)	(114)
Increase in carrying value of property included in discontinued operations	619	—	—
Income (loss) from discontinued operations	$173	$(589)	$(525)

2016 Disposition Activities

In July 2016, we sold an office property (one building ) in Savannah, GA with 35,228 rentable square feet that had a net book value of $2,986 for $4,000, excluding closing costs. In connection with this sale, we provided $3,600 of mortgage financing to the buyer. The mortgage note requires interest to be paid at an annual rate of LIBOR plus 4.0%, subject to a minimum annual interest rate of 5.0%, and requires monthly payments of interest only until maturity on June 30, 2021. This sales transaction did not qualify for full gain recognition under GAAP and is being accounted for under the installment method. Accordingly, we recognized a gain on sale of real estate of $79 during the year ended December 31, 2016 and recorded a deferred gain of $712, which we currently expect to recognize when the mortgage note is repaid. The mortgage note receivable of $3,600, net of the $712 deferred gain, is included in other assets in our consolidated balance sheets at December 31, 2017 and 2016.

Operating leases

Our future minimum lease payments related to our consolidated properties and estimated real estate tax and other expense reimbursements scheduled to be received during the current terms of the existing leases as of December 31, 2017 are as follows:

2018	$367,883
2019	330,792
2020	258,847
2021	220,758
2022	180,558
Thereafter	564,621
$1,923,459
Certain of our government tenants have the right to terminate their leases before the lease term expires. As of December 31, 2017, government tenants who currently represent approximately 4.5% of our total future minimum lease payments have currently exercisable rights to terminate their leases before the stated terms of their leases expire. In 2018, 2019, 2020, 2021, 2022, 2023, 2024, 2025, 2026 and 2027, early termination rights become exercisable by other government tenants who currently represent an additional approximately 0.8%, 5.6%, 10.3%, 2.3%, 5.5%, 1.0%, 0.5%, 0.6%, 2.3% and 1.8% of our total future minimum lease payments, respectively. In addition, as of December 31, 2017, 26 of our government tenants have the currently exercisable right to terminate their leases if the respective legislature or other funding authority does not appropriate the funding necessary for the government tenant to meet its obligation. These 26 tenants represent approximately 11.7% of our total future minimum lease payments as of December 31, 2017.
As part of the FPO Transaction, we assumed the lease for FPO's former corporate headquarters, which expires on January 31, 2021. We sublease a portion of the space, which sublease expires on January 31, 2021. Rent expense incurred under the lease, net of sublease revenue, was $374 for the year ended December 31, 2017.

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Future minimum rental payments due under the lease, net of subleased revenue, as of December 31, 2017 are summarized as follows:

2018	$1,543
2019	1,584
2020	1,627
2021	139
$4,893

Note 6. Business and Property Management Agreements with RMR LLC
We have no employees. The personnel and various services we require to operate our business are provided to us by RMR LLC. We have two agreements with RMR LLC to provide management services to us: (1) a business management agreement, which relates to our business generally, and (2) a property management agreement, which relates to our property level operations. See Note 7 for further information regarding our relationship, agreements and transactions with RMR LLC.
Management Agreements with RMR LLC. Our management agreements with RMR LLC provide for an annual base management fee, an annual incentive management fee and property management and construction supervision fees, payable in cash, among other terms:

•	Base Management Fee. The annual base management fee payable to RMR LLC by us for each applicable period is equal to the lesser of:

◦
the sum of (a) 0.5% of the average aggregate historical cost of the real estate assets acquired from a REIT to which RMR LLC provided business management or property management services, or the Transferred Assets, plus (b) 0.7% of the average aggregate historical cost of our real estate investments excluding the Transferred Assets up to $250,000, plus (c) 0.5% of the average aggregate historical cost of our real estate investments excluding the Transferred Assets exceeding $250,000; and

◦
the sum of (a) 0.7% of the average closing price per share of our common shares on the stock exchange on which such shares are principally traded during such period, multiplied by the average number of our common shares outstanding during such period, plus the daily weighted average of the aggregate liquidation preference of each class of our preferred shares outstanding during such period, plus the daily weighted average of the aggregate principal amount of our consolidated indebtedness during such period, or, together, our Average Market Capitalization, up to $250,000, plus (b) 0.5% of our Average Market Capitalization exceeding $250,000.

The average aggregate historical cost of our real estate investments includes our consolidated assets invested, directly or indirectly, in equity interests in or loans secured by real estate and personal property owned in connection with such real estate (including acquisition related costs and costs which may be allocated to intangibles or are unallocated), all before reserves for depreciation, amortization, impairment charges or bad debts or other similar non-cash reserves; provided, however, we do not include our ownership of SIR common shares as part of our real estate investments for purposes of calculating our base management fee due to RMR LLC since SIR pays separate business management fees to RMR LLC.

•	Incentive Management Fee. The incentive management fee which may be earned by RMR LLC for an annual period is calculated as follows:

◦	An amount, subject to a cap based on the value of our common shares outstanding, equal to 12% of the product of:

–
our equity market capitalization on the last trading day of the year immediately prior to the relevant three year measurement period (or, for purposes of calculating any incentive fee for 2015, our equity market capitalization on December 31, 2013), and

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

–
the amount (expressed as a percentage) by which the total return per share, as defined in the business management agreement and further described below, of our common shareholders (i.e., share price appreciation plus dividends) exceeds the total shareholder return of the SNL U.S. REIT Equity Index, or the benchmark return per share, for the relevant measurement period.

For purposes of the total return per share of our common shareholders, share price appreciation for a measurement period is determined by subtracting (1) the closing price of our common shares on The Nasdaq Stock Market LLC, or Nasdaq, on the last trading day of the year immediately before the first year of the measurement period from (2) the average closing price of our common shares on the 10 consecutive trading days having the highest average closing prices during the final 30 trading days in the last year of the measurement period.

◦
The calculation of the incentive management fee (including the determinations of our equity market capitalization and the total return per share of our common shareholders) is subject to adjustments if additional common shares are issued during the measurement period.

◦	No incentive management fee is payable by us unless our total return per share during the measurement period is positive.

◦	The measurement periods are three year periods ending with the year for which the incentive management fee is being calculated.

◦
If our total return per share exceeds 12% per year in any measurement period, the benchmark return per share is adjusted to be the lesser of the total shareholder return of the SNL U.S. REIT Equity Index for such measurement period and 12% per year, or the adjusted benchmark return per share. In instances where the adjusted benchmark return per share applies, the incentive management fee will be reduced if our total return per share is between 200 basis points and 500 basis points below the SNL U.S. REIT Equity Index by a low return factor, as defined in the business management agreement, and there will be no incentive management fee paid if, in these instances, our total return per share is more than 500 basis points below the SNL U.S. REIT Equity Index.

◦
The incentive management fee is subject to a cap. The cap is equal to the value of the number of our common shares which would, after issuance, represent 1.5% of the number of our common shares then outstanding multiplied by the average closing price of our common shares during the 10 consecutive trading days having the highest average closing prices during the final 30 trading days of the relevant measurement period.

◦
Incentive management fees we paid to RMR LLC for any period may be subject to “clawback” if our financial statements for that period are restated due to material non-compliance with any financial reporting requirements under the securities laws as a result of the bad faith, fraud, willful misconduct or gross negligence of RMR LLC and the amount of the incentive management fee we paid was greater than the amount we would have paid based on the restated financial statements.

•
Property Management and Construction Supervision Fees. The property management fees payable to RMR LLC by us for each applicable period are equal to 3.0% of gross collected rents and the construction supervision fees payable to RMR LLC by us for each applicable period are equal to 5.0% of construction costs.

Pursuant to our business management agreement with RMR LLC, we recognized net business management fees of $12,464, $10,222 and $9,934 for the years ended December 31, 2017, 2016 and 2015, respectively. The net business management fees we recognized are included in general and administrative expenses for these periods. The net business management fees we recognized for the years ended December 31, 2017, 2016 and 2015 reflect a reduction of $603, $603 and $372, respectively, for the amortization of the liability we recorded in connection with the our investment in RMR Inc., as further described in Note 7.
In accordance with the then applicable terms of our business management agreement, we issued 19,339 of our common shares to RMR LLC for the period from January 1, 2015 to May 31, 2015 as payment for a part of the base management fee we recognized for the applicable period. Beginning June 1, 2015, all management fees under our business

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

management agreement are paid in cash. No incentive management fee was payable to RMR LLC under our business management agreement for the years ended December 31, 2017, 2016 or 2015.
Pursuant to our property management agreement with RMR LLC, we recognized aggregate net property management and construction supervision fees of $11,566, $8,949 and $7,977 for the years ended December 31, 2017, 2016 and 2015. The net property management and construction supervision fees we recognized for the years ended December 31, 2017, 2016 and 2015 reflect a reduction of $484, $484 and $246, respectively, for the amortization of the liability we recorded in connection with our investment in RMR Inc., as further described in Note 2. These amounts are included in other operating expenses or have been capitalized, as appropriate, in our consolidated financial statements.

•
Expense Reimbursement. We are generally responsible for all of our operating expenses, including certain expenses incurred by RMR LLC on our behalf. Our property level operating expenses are generally incorporated into rents charged to our tenants, including certain payroll and related costs incurred by RMR LLC. We reimbursed RMR LLC $15,045, $12,276 and $9,641 for property management related expenses for the years ended December 31, 2017, 2016 and 2015, respectively. These amounts are included in other operating expenses in our consolidated statements of comprehensive income (loss) for these periods. We are generally not responsible for payment of RMR LLC’s employment, office or administrative expenses incurred to provide management services to us, except for the employment and related expenses of RMR LLC’s employees assigned to work exclusively or partly at our properties, our share of the wages, benefits and other related costs of centralized accounting personnel and our share of RMR LLC’s costs for providing our internal audit function. Our Audit Committee appoints our Director of Internal Audit and our Compensation Committee approves the costs of our internal audit function. The amounts recognized as expense for internal audit costs were $276, $235 and $252 for the years ended December 31, 2017, 2016 and 2015, respectively. These amounts are included in general and administrative expenses in our consolidated statements of comprehensive income (loss) for these periods.

•
Term. Our management agreements with RMR LLC have terms that end on December 31, 2037, and automatically extend on December 31st of each year for an additional year, so that the terms of our management agreements thereafter end on the 20th anniversary of the date of the extension.

•
Termination Rights. We have the right to terminate one or both of our management agreements with RMR LLC: (1) at any time on 60 days’ written notice for convenience, (2) immediately on written notice for cause, as defined therein, (3) on written notice given within 60 days after the end of an applicable calendar year for a performance reason, as defined therein, and (4) by written notice during the 12 months following a change of control of RMR LLC, as defined therein. RMR LLC has the right to terminate the management agreements for good reason, as defined therein.

•
Termination Fee. If we terminate one or both of our management agreements with RMR LLC for convenience, or if RMR LLC terminates one or both of our management agreements for good reason, we have agreed to pay RMR LLC a termination fee in an amount equal to the sum of the present values of the monthly future fees, as defined therein, for the terminated management agreement(s) for the term that was remaining prior to such termination, which, depending on the time of termination, would be between 19 and 20 years. If we terminate one or both of our management agreements with RMR LLC for a performance reason, we have agreed to pay RMR LLC the termination fee calculated as described above, but assuming a 10 year term was remaining prior to the termination. We are not required to pay any termination fee if we terminate our management agreements with RMR LLC for cause or as a result of a change of control of RMR LLC.

•
Transition Services. RMR LLC has agreed to provide certain transition services to us for 120 days following an applicable termination by us or notice of termination by RMR LLC, including cooperating with us and using commercially reasonable efforts to facilitate the orderly transfer of the management and real estate investment services provided under our business management agreement and to facilitate the orderly transfer of the management of the managed properties under our property management agreement, as applicable.

•
Vendors. Pursuant to our management agreements with RMR LLC, RMR LLC may from time to time negotiate on our behalf with certain third party vendors and suppliers for the procurement of goods and services to us. As part of this arrangement, we may enter agreements with RMR LLC and other companies to which RMR LLC

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

provides management services for the purpose of obtaining more favorable terms from such vendors and suppliers.

•
Investment Opportunities. Under our business management agreement with RMR LLC, we acknowledge that RMR LLC may engage in other activities or businesses and act as the manager to any other person or entity (including other REITs) even though such person or entity has investment policies and objectives similar to ours and we are not entitled to preferential treatment in receiving information, recommendations and other services from RMR LLC.

Note 7. Related Person Transactions
We have relationships and historical and continuing transactions with RMR LLC, RMR Inc. and others related to them. RMR LLC is a subsidiary of RMR Inc. Our Managing Trustee, Adam Portnoy, as the current sole trustee of ABP Trust is the controlling shareholder of RMR Inc. and as the current sole trustee of ABP Trust beneficially owns all the class A membership units of RMR LLC not owned by RMR Inc. Adam Portnoy is the managing director, president and chief executive officer of RMR Inc. and an officer of RMR LLC.  Barry Portnoy was our other Managing Trustee and a director and an officer of RMR Inc. until his death on February 25, 2018. Each of our executive officers is also an officer of RMR LLC. Our Independent Trustees also serve as independent directors or independent trustees of other companies to which RMR LLC or its subsidiaries provide management services. Adam Portnoy serves as a managing director or managing trustee of almost all of the public companies to which RMR LLC or its subsidiaries provide management services. In addition, officers of RMR LLC and RMR Inc. serve as our officers and officers of other companies to which RMR LLC or its subsidiaries provide management services.
Our Manager, RMR LLC. We have two agreements with RMR LLC to provide management services to us: (1) a business management agreement, which relates to our business generally, and (2) a property management agreement, which relates to our property level operations. See Note 6 for further information regarding our management agreements with RMR LLC.
Leases with RMR LLC. We lease office space to RMR LLC in certain of our properties for RMR LLC’s property management offices. Pursuant to our lease agreements with RMR LLC, we recognized rental income from RMR LLC for leased office space of $303, $366 and $341 for the years ended December 31, 2017, 2016 and 2015, respectively. Our office space leases with RMR LLC are terminable by RMR LLC if our management agreements with RMR LLC are terminated.
Share Awards to RMR LLC Employees. We have historically granted share awards to certain RMR LLC employees under our equity compensation plan. During the years ended December 31, 2017, 2016 and 2015, we granted annual share awards of 57,350, 53,400 and 53,100 of our common shares, respectively, to our officers and to other employees of RMR LLC, valued at $1,067, $1,183 and $841, respectively, based upon the closing price of our common shares on the applicable stock exchange on which our common shares were listed on the dates of grant. One fifth of these awards vested on the grant date and one fifth vests on each of the next four anniversaries of the grant date. These awards to RMR LLC employees are in addition to the share awards granted to Adam Portnoy and Barry Portnoy, as our then Managing Trustees, and the fees we paid to RMR LLC. During these periods, we purchased some of our common shares from our trustees and officers and certain other employees of RMR LLC in satisfaction of tax withholding and payment obligations in connection with the vesting of awards of our common shares. See Note 11 for further information regarding these purchases.
Acquisition of Interest in RMR LLC, Our Manager. On June 5, 2015, we and three other RMR managed REITs - Hospitality Properties Trust, SIR and Senior Housing Properties Trust, or collectively, the Other REITs - participated in a transaction, or the Up-C Transaction, by which we and the Other REITs each acquired shares of class A common stock of RMR Inc. The Up-C Transaction was completed pursuant to a transaction agreement among us, RMR LLC, ABP Trust (RMR LLC’s then sole member) and RMR Inc. and similar transaction agreements that each Other REIT entered into with RMR LLC, ABP Trust and RMR Inc. As part of the Up-C Transaction and concurrently with entering into the transaction agreements, on June 5, 2015, among other things:

•	We contributed 700,000 of our common shares and $3,917 in cash to RMR Inc. and RMR Inc. issued 1,541,201 shares of its class A common stock to us.

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

•	We agreed to distribute approximately half of the shares of class A common stock of RMR Inc. issued to us in the Up-C Transaction to our shareholders as a special distribution.

•
We entered into amended and restated business and property management agreements with RMR LLC which, among other things, amended the term, termination and termination fee provisions of those agreements. See Note 6 for further information regarding our management agreements with RMR LLC.

•
We entered into a registration rights agreement with RMR Inc. covering the shares of class A common stock of RMR Inc. issued to us in the Up-C Transaction, pursuant to which we received demand and piggyback registration rights, subject to certain limitations.

•
We entered into a lock up and registration rights agreement with ABP Trust, Adam Portnoy and Barry Portnoy pursuant to which they agreed not to transfer the 700,000 of our common shares ABP Trust received in the Up-C Transaction for a 10 year period ending on June 5, 2025 and we granted them certain registration rights, subject, in each case, to certain exceptions.

Each Other REIT participated in the Up-C Transaction in a similar manner. After giving effect to the Up-C Transaction, RMR LLC became a subsidiary of RMR Inc. and RMR Inc. became the managing member of RMR LLC.
Pursuant to the transaction agreements for the Up-C Transaction, on December 14, 2015, we distributed 768,032 shares of class A common stock of RMR Inc. to our shareholders as a special distribution, which represented approximately half of the shares of class A common stock of RMR Inc. issued to us in the Up-C Transaction; each Other REIT also distributed approximately half of the shares of class A common stock of RMR Inc. issued to it in the Up-C Transaction to its respective shareholders. As a shareholder of SIR we received 441,056 class A common shares of RMR Inc. included in such shares that SIR distributed to its shareholders. RMR Inc. facilitated these distributions by filing a registration statement with the SEC to register the shares of class A common stock of RMR Inc. being distributed and by listing those shares on Nasdaq. In connection with this distribution, we recognized a non-cash loss of $12,368 in the fourth quarter of 2015 as a result of the closing price of the class A common stock of RMR Inc. being lower than our carrying amount per share on the distribution date. See Notes 2 and 10 for information regarding the fair value of our investment in RMR Inc. as of December 31, 2017.
Through their ownership of class A common stock of RMR Inc., class B-1 common stock of RMR Inc., class B-2 common stock of RMR Inc. and class A membership units of RMR LLC, as of December 31, 2017, our then Managing Trustees, Adam Portnoy and Barry Portnoy, in aggregate held, directly and indirectly (including as trustees of ABP Trust), a 51.9% economic interest in RMR LLC and control 91.4% of the voting power of outstanding capital stock of RMR Inc. We currently hold 1,214,225 shares of class A common stock of RMR Inc., including 441,056 shares of class A common stock of RMR Inc. that SIR distributed to us as a result of our ownership of SIR common shares.
SIR. As of December 31, 2017, we were SIR’s largest shareholder, owning approximately 27.8% of the then outstanding SIR common shares. RMR LLC provides management services to both us and SIR. As described further in Note 16, on September 14, 2018, we and SIR entered into a merger agreement and on October 9, 2018, we completed the sale of the SIR investment. Our Managing Trustee, Adam Portnoy, is also the managing trustee of SIR. One of our Independent Trustees also serves as an independent trustee of SIR and our President and Chief Operating Officer also serves as the president and chief operating officer of SIR.
On February 28, 2015, we entered into a share purchase agreement, or the SIR Purchase Agreement, with Lakewood Capital Partners, LP, or Lakewood, and certain other related persons, or the Lakewood Parties, and, for the purpose of specified sections, SIR, pursuant to which, on March 4, 2015, we acquired from Lakewood 3,418,421 SIR common shares, representing approximately 3.9% of the then outstanding SIR common shares, for $95,203.
On February 28, 2015, our then Managing Trustees, Adam Portnoy and Barry Portnoy, entered into similar separate share purchase agreements with the Lakewood Parties pursuant to which, on March 4, 2015, Adam Portnoy and Barry Portnoy acquired 87,606 and 107,606 SIR common shares, respectively, from Lakewood and, on March 5, 2015, Adam Portnoy and Barry Portnoy each acquired 2,429 SIR common shares from William H. Lenehan, one of the Lakewood Parties.
AIC. We, ABP Trust, SIR and four other companies to which RMR LLC provides management services currently own AIC, an Indiana insurance company, in equal amounts and are parties to a shareholders agreement regarding AIC. All of our

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Trustees and all of the trustees and directors of the other AIC shareholders currently serve on the board of directors of AIC. RMR LLC provides management and administrative services to AIC pursuant to a management and administrative services agreement with AIC. Pursuant to this agreement, AIC pays to RMR LLC a service fee equal to 3.0% of the total annual net earned premiums payable under then active policies issued or underwritten by AIC or by a vendor or an agent of AIC on its behalf or in furtherance of AIC’s business.
We and the other AIC shareholders participate in a combined property insurance program arranged and insured or reinsured in part by AIC. We paid aggregate annual premiums, including taxes and fees, of $757, $1,032 and $1,277 in connection with this insurance program for the policy years ending June 30, 2018, 2017 and 2016, respectively, which amount for the current policy year ending June 30, 2018 may be adjusted from time to time as we acquire or dispose of properties that are included in this insurance program.
As of December 31, 2017, 2016 and 2015, our investment in AIC had a carrying value of $8,304, $7,235 and $6,946, respectively. These amounts are included in other assets in our consolidated balance sheets. We recognized income of $608, $137 and $20 related to our investment in AIC for the years ended December 31, 2017, 2016 and 2015, respectively. These amounts are presented as equity in earnings of an investee in our consolidated statements of comprehensive income. Our other comprehensive income (loss) includes our proportionate part of unrealized gains (losses) on securities which are owned and held for sale by AIC of $461, $152 and ($20) related to our investment in AIC for the years ended December 31, 2017, 2016 and 2015, respectively.
Directors’ and Officers’ Liability Insurance. We, RMR Inc., RMR LLC and certain other companies to which RMR LLC or its subsidiaries provide management services, including SIR, participate in a combined directors’ and officers’ liability insurance policy. This combined policy expires in September 2019. We paid aggregate premiums of $91, $106 and $316 in 2017, 2016 and 2015, respectively, for these policies.
Note 8. Concentration
Tenant and Credit Concentration
We define annualized rental income as the annualized contractual base rents from our tenants pursuant to our lease agreements as of the measurement date, plus straight line rent adjustments and estimated recurring expense reimbursements to be paid to us, and excluding lease value amortization. The U.S. Government, 13 state governments, and five other government tenants combined were responsible for approximately 62.6%, 87.9% and 92.8% of our annualized rental income as of December 31, 2017, 2016 and 2015, respectively. The U.S. Government is our largest tenant by annualized rental income and was responsible for approximately 43.5%, 60.6% and 67.0% of our annualized rental income as of December 31, 2017, 2016 and 2015, respectively.
Geographic Concentration
At December 31, 2017, our 108 wholly owned properties (167 buildings) were located in 30 states and the District of Columbia.  Consolidated properties located in Virginia, the District of Columbia, Maryland, California, Georgia, New York, and Massachusetts were responsible for approximately 23.2%, 17.7%, 14.9%, 9.6%, 5.6%, 4.4% and 3.2% of our annualized rental income as of December 31, 2017, respectively. Consolidated properties located in the metropolitan Washington, D.C. market area were responsible for approximately 43.3% of our annualized rental income as of December 31, 2017.
Note 9.  Indebtedness
Our principal debt obligations at December 31, 2017 were: (1) $570,000 of outstanding borrowings under our $750,000 unsecured revolving credit facility; (2) $550,000 aggregate outstanding principal amount of term loans; (3) an aggregate outstanding principal amount of $960,000 of public issuances of senior unsecured notes; and (4) $183,147 aggregate principal amount of mortgage notes.
Our $750,000 revolving credit facility, our $300,000 term loan and our $250,000 term loan are governed by a credit agreement, or our credit agreement, with a syndicate of institutional lenders that includes a number of features common to all of these credit arrangements. Our credit agreement also includes a feature under which the maximum aggregate borrowing availability may be increased to up to $2,500,000 on a combined basis in certain circumstances.

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Our $750,000 revolving credit facility is available for general business purposes, including acquisitions. The maturity date of our revolving credit facility is January 31, 2019 and, subject to the payment of an extension fee and meeting other conditions, we have an option to extend the stated maturity date of our revolving credit facility by one year to January 31, 2020.  We can borrow, repay and reborrow funds available under our revolving credit facility until maturity and no principal repayment is due until maturity. We are required to pay interest at a rate of LIBOR plus a premium, which was 125 basis points per annum at December 31, 2017, on borrowings under our revolving credit facility.  We also pay a facility fee on the total amount of lending commitments under our revolving credit facility, which was 25 basis points per annum at December 31, 2017. Both the interest rate premium and the facility fee are subject to adjustment based upon changes to our credit ratings. As of December 31, 2017, the annual interest rate payable on borrowings under our revolving credit facility was 2.7% and the weighted average annual interest rate for borrowings under our revolving credit facility was 2.4%, 1.7% and 1.5%, for the years ended December 31, 2017, 2016 and 2015.  As of December 31, 2017 and February 23, 2018, we had $570,000 and $595,000 outstanding under our revolving credit facility.
Our $300,000 term loan, which matures on March 31, 2020, is prepayable without penalty at any time.  We are required to pay interest at a rate of LIBOR plus a premium, which was 140 basis points per annum at December 31, 2017, on the amount outstanding under our $300,000 term loan.  The interest rate premium is subject to adjustment based upon changes to our credit ratings.  As of December 31, 2017, the annual interest rate for the amount outstanding under our $300,000 term loan was 3.0%.  The weighted average annual interest rate under our $300,000 term loan was 2.5%, 1.9% and 1.6%, for the years ended December 31, 2017, 2016 and 2015, respectively.
Our $250,000 term loan, which matures on March 31, 2022, is prepayable without penalty at any time. We are required to pay interest at a rate of LIBOR plus a premium, which was 180 basis points per annum as of December 31, 2017, on the amount outstanding under our $250,000 term loan.  The interest rate premium is subject to adjustment based upon changes to our credit ratings.  As of December 31, 2017, the annual interest rate for the amount outstanding under our $250,000 term loan was 3.4%.  The weighted average annual interest rate under our $250,000 term loan was 2.9%, 2.3% and 2.0%,   for the years ended December 31, 2017, 2016 and 2015, respectively.
Our credit agreement and senior unsecured notes indentures and their supplements provide for acceleration of payment of all amounts due thereunder upon the occurrence and continuation of certain events of default, such as, in the case of our credit agreement, a change of control of us, which includes RMR LLC ceasing to act as our business and property manager.  Our credit agreement and our senior unsecured notes indentures and their supplements also contain a number of covenants, including covenants that restrict our ability to incur debts, require us to maintain certain financial ratios and, in the case of our credit agreement, restrict our ability to make distributions under certain circumstances.  We believe we were in compliance with the terms and conditions of the respective covenants under our credit agreement and senior unsecured notes indentures and their supplements at December 31, 2017.

On July 20, 2017, we issued $300,000 of 4.000% senior unsecured notes due 2022 in an underwritten public offering. The net proceeds from this offering of $295,399, after payment of the underwriters' discount and other offering expenses, were used to finance, in part, the FPO Transaction.

In May 2016, we issued $300,000 of 5.875% senior unsecured notes due 2046 in an underwritten public offering. In June 2016, the underwriters exercised an option to purchase an additional $10,000 of these notes. The net proceeds from this offering of $299,691, after offering expenses, were used to repay all amounts then outstanding under our revolving credit facility and for general business purposes

As described in Note 5, in connection with the FPO Transaction we assumed five mortgage notes with an aggregate principal balance of $167,548. We recorded these mortgage notes at their estimated fair value aggregating $167,936 on the date of acquisition. These mortgage notes are secured by five properties (five buildings). In November 2017, we repaid $10,000 of principal of one of these mortgage notes as part of our assumption agreement with the lender. In connection with the FPO Transaction, we acquired FPO's 50% and 51% interests in two unconsolidated joint ventures with two mortgage notes with an aggregate principal balance of $82,000, which are encumbered by two properties (three buildings) owned by such joint ventures.

Concurrently with our entering into the FPO merger agreement, we entered a commitment letter with a group of institutional lenders for a 364-day senior unsecured bridge loan facility in an initial aggregate principal amount of up to $750,000. In July 2017, we and the lenders terminated this commitment letter and bridge loan facility as a result of our

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

issuance of the senior unsecured notes described above and the proceeds from the sale of our common shares in July 2017 (see Note 11 for more information regarding this sale), and we recognized a loss on extinguishment of debt of $1,715.

In February 2016, we repaid, at par, a $23,473 mortgage note requiring annual interest of 6.21% which was secured by one office property (one building) located in Landover, MD. This mortgage note was scheduled to mature in August 2016.  We recorded a loss on extinguishment of debt of $21 for the year ended December 31, 2017, which represented unamortized debt issuance costs related to this note.

In March 2016, we repaid, at par, an $83,000 mortgage note requiring annual interest of 5.55% which was secured by one office property (two buildings) located in Reston, VA.  This mortgage note was scheduled to mature in April 2016.  We recorded a gain on extinguishment of debt of $125 for the year ended December 31, 2017, which represented the net unamortized debt premium and debt issuance costs related to this note.

At December 31, 2017, eight of our consolidated properties (eight buildings) with an aggregate net book value of $432,562 are encumbered by eight mortgages for an aggregate principal amount of $183,147. Our mortgage notes are non-recourse, subject to certain limited exceptions and do not contain any material financial covenants.

None of our unsecured debt obligations require sinking fund payments prior to their maturity dates.

The required principal payments due during the next five years and thereafter under all our outstanding consolidated debt as of December 31, 2017 are as follows:

Year	Principal payment
2018	$3,672
2019	931,541
2020	338,433
2021	14,420
2022	575,518
Thereafter	399,563
	$2,263,147	(1)

(1)	Total consolidated debt outstanding as of December 31, 2017, net of unamortized premiums, discounts and certain issuance costs totaling $18,055 was $2,245,092.

Note 10. Fair Value of Assets and Liabilities
The table below presents certain of our assets measured at fair value at December 31, 2017, categorized by the level of inputs, as defined in the fair value hierarchy under GAAP, used in the valuation of each asset:

		Fair Value at Reporting Date Using
		Quoted Prices in		Significant
	Estimated	Active Markets for	Significant Other	Unobservable
	Fair	Identical Assets	Observable Inputs	Inputs
Description	Value	(Level 1)	(Level 2)	(Level 3)
Recurring Fair Value Measurements Assets:
Investment in RMR Inc. (1)	$72,005	$72,005	$—	$—
Non-Recurring Fair Value Measurements Assets:
One property (2)	$19,667	$—	$19,667	$—

(1)
Our 1,214,225 shares of class A common stock of RMR Inc., which are included in other assets in our consolidated balance sheets, are reported at fair value which is based on quoted market prices (Level 1 inputs as defined in the fair value hierarchy under GAAP).  Our historical cost basis for these shares is $26,888 as of December 31, 2017.  The net unrealized gain of $45,116 for these shares as of December 31, 2017 is included in cumulative other comprehensive income (loss) in our consolidated balance sheets.

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

(2)
We estimated the fair value of a property we agreed to sell located in Minneapolis, MN at December 31, 2017 based upon the selling price agreed to with a third party (Level 2 inputs as defined in the fair value hierarchy under GAAP). See Note 5 for further details.

In addition to the assets described in the table above, our financial instruments include cash and cash equivalents, restricted cash, rents receivable, mortgage note receivable, accounts payable, a revolving credit facility, term loans, senior unsecured notes, mortgage notes payable, amounts due to related persons, other accrued expenses and security deposits.  At December 31, 2017 and December 31, 2016, the fair values of our financial instruments approximated their carrying values in our consolidated financial statements due to their short term nature or variable interest rates, except as follows:

	As of December 31, 2017		As of December 31, 2016
	Carrying Amount (1)	Fair Value	Carrying Amount (1)	Fair Value
Senior unsecured notes, 3.750% interest rate, due in 2019	$348,096	$354,993	$346,952	$354,078
Senior unsecured notes, 5.875% interest rate, due in 2046	300,232	320,416	299,892	292,268
Senior unsecured notes, 4.000% interest rate, due in 2022	295,812	302,655	—	—
Mortgage note payable, 4.050% interest rate, due in 2030(2)(3)	64,293	65,198	—	—
Mortgage note payable, 5.720% interest rate, due in 2020(2)(3)	36,085	36,332	—	—
Mortgage note payable, 4.220% interest rate, due in 2022(2)(3)	27,906	28,432	—	—
Mortgage note payable, 4.800% interest rate, due in 2023(2)(3)	25,501	25,904	—	—
Mortgage note payable, 5.877% interest rate, due in 2021(2)	13,620	14,565	13,841	14,492
Mortgage note payable, 7.000% interest rate, due in 2019(2)	8,391	8,555	8,778	9,188
Mortgage note payable, 8.150% interest rate, due in 2021(2)	4,111	4,340	5,218	5,575
Mortgage note payable, 4.260% interest rate, due in 2020(2)(3)	3,193	3,216	—	—
	$1,127,240	$1,164,606	$674,681	$675,601

(1)	Carrying amount includes certain unamortized debt issuance costs and unamortized premiums and discounts.

(2)
We assumed these mortgages in connection with our acquisitions of the encumbered properties.  The stated interest rates for these mortgage debts are the contractually stated rates.  We recorded the assumed mortgages at estimated fair value on the date of acquisition and we are amortizing the fair value premiums, if any, to interest expense over the respective terms of the mortgages to reduce interest expense to the estimated market interest rates as of the date of acquisition.

(3)
In connection with the FPO Transaction, we assumed five fixed rate mortgage notes with an aggregate principal balance of $167,548. We recorded these mortgage notes at their estimated fair value aggregating $167,936 on the date of acquisition.

We estimated the fair value of our senior unsecured notes due in 2019 and 2022 using an average of the bid and ask price of the notes as of the measurement date (Level 2 inputs as defined in the fair value hierarchy under GAAP). We estimated the fair value of our senior unsecured notes due in 2046 based on the closing price on Nasdaq (Level 1 inputs as defined in the fair value hierarchy under GAAP) as of the measurement date. We estimated the fair values of our mortgage notes payable by using discounted cash flow analyses and currently prevailing market terms as of the measurement date (Level 3 inputs as defined in the fair value hierarchy under GAAP).  Because Level 3 inputs are unobservable, our estimated fair value may differ materially from the actual fair value.

Note 11. Shareholders’ Equity
Share Awards:
We have common shares available for issuance under the terms of our 2009 Incentive Share Award Plan, or the 2009 Plan. As described in Note 7, we granted common share awards to our officers and certain other employees of RMR LLC in 2017, 2016 and 2015. We also granted each of our then six Trustees 3,000 common shares in 2017 with an aggregate value of $392 ($65 per Trustee), each of our then five Trustees 2,500 common shares in 2016 with an aggregate value of $244 ($49 per Trustee) and each of our then five Trustees 2,500 common shares in 2015 with an aggregate value of $247 ($49 per Trustee) as part of their annual compensation.  The values of the share grants were based upon the closing price of our common shares trading on Nasdaq or the New York Stock Exchange, as applicable, on the date of grant. The common shares awarded to our

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Trustees vested immediately. The common shares granted to our officers and certain other employees of RMR LLC vest in five equal annual installments beginning on the date of grant.
A summary of shares granted, forfeited, vested and unvested under the terms of the 2009 Plan for the years ended December 31, 2017, 2016 and 2015, is as follows:

	2017		2016		2015
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Unvested shares, beginning of year	98,970	$20.59	96,725	$20.11	90,338	$23.40
Shares granted	75,350	19.36	65,900	21.66	65,600	16.59
Shared forfeited	—	—	—	—	(1,020)	23.41
Shares vested	(70,070)	20.80	(63,655)	20.97	(58,193)	21.20
Unvested shares, end of year	104,250	$19.56	98,970	$20.59	96,725	$20.11
The 104,250 unvested shares as of December 31, 2017 are scheduled to vest as follows: 40,120 shares in 2018, 31,230 shares in 2019, 21,630 shares in 2020 and 11,270 shares in 2021. These unvested shares are re-measured at fair value on a recurring basis using quoted market prices of the underlying shares. As of December 31, 2017, the estimated future compensation expense for the unvested shares was $1,933 based on the closing share price of our common shares on Nasdaq on December 31, 2017 of $18.54. The weighted average period over which the compensation expense will be recorded is approximately 21 months. During the years ended December 31, 2017, 2016 and 2015, we recorded $1,377, $1,371 and $932, respectively, of compensation expense related to the 2009 Plan.  At December 31, 2017, 1,493,119 of our common shares remained available for issuance under the 2009 Plan.
Distributions:
Cash distributions paid or payable by us to our common shareholders for the years ended December 31, 2017, 2016 and 2015 were $1.72 per share or $145,209, $122,366 and $121,660, respectively. As described in Note 7, on December 14, 2015, we distributed 768,032, or 0.0108 of a share for each of our common shares, of RMR Inc. shares of class A common stock we owed to our common shareholders as a special distribution. This distribution resulted in a taxable in-kind distribution of $0.1284 for each of our common shares. The characterization of our distributions paid in 2017 was 50.65% ordinary income and 49.35% return of capital. The characterization of our distributions paid in 2016 was 62.74% ordinary income, 36.21% return of capital and 1.05% qualified dividend. The characterization of our distributions paid in 2015 was 47.44% ordinary income, 37.12% return of capital, 12.90% capital gain, 1.61% IRC Section 1250 gain and 0.93% qualified dividend.
On January 19, 2018, we declared a dividend payable to common shareholders of record on January 29, 2018 in the amount of $0.43 per share, or $42,633. We expect to pay this distribution on or about February 26, 2018 using cash on hand and borrowings under our revolving credit facility.
Sale of Shares:

On July 5, 2017, we sold 25,000,000 of our common shares at a price of $18.50 per share in an underwritten public offering. On August 3, 2017, we sold 2,907,029 of our common shares at a price of $18.50 per share pursuant to an overallotment option granted to the underwriters for the July offering. The aggregate net proceeds from these sales of $493,866, after payment of the underwriters' discount and other offering expenses, were used to finance, in part, the FPO Transaction.

2017 and 2018 Share Purchases:
On May 17, 2017, we withheld 450 of our common shares awarded to one of our Trustees to fund that Trustee's resulting minimum required tax withholding obligation. The aggregate value of the withheld shares was $10, which is reflected as a decrease to shareholders' equity in our consolidated balance sheets.

During 2017, we purchased 13,914 of our common shares valued at a weighted average price per share of $18.30, based on the closing price of our common shares on Nasdaq, on the date of purchase, from our officers and certain other

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

employees of RMR LLC in satisfaction of tax withholding and payment obligations in connection with the vesting of awards of our common shares.

In January 2018, we purchased 617 of our common shares valued at a price per share of $18.54, based on the closing price of our common shares on Nasdaq, on the date of purchase, from a former officer of RMR LLC in satisfaction of tax withholding and payment obligations in connection with the vesting of awards of our common shares.

2016 Share Purchases:

In September 2016, we purchased an aggregate of 14,302 of our common shares valued at an average price per common share of $23.54 per common share, based on the closing price of our common shares on Nasdaq on the dates of purchase, from our officers and certain other employees of RMR LLC in satisfaction of tax withholding and payment obligations in connection with the vesting of awards of our common shares.
Cumulative Other Comprehensive Income (Loss)
Cumulative other comprehensive income (loss) represents the unrealized gain (loss) on the RMR Inc. shares we own and our share of the comprehensive income (loss) of our equity method investees we own as of December 31, 2017, SIR and AIC. The following table presents changes in the amounts we recognized in cumulative other comprehensive income (loss) by component for the years ended December 31, 2017, 2016 and 2015:

	Unrealized Gain (Loss) on Investment in Available for Sale Securities	Equity in Unrealized Gains (Losses) of Investees	Total
Balance at December 31, 2014	$—	$37	$37
Other comprehensive loss before reclassifications	(9,391)	(5,592)	(14,983)
Amounts reclassified from cumulative other
comprehensive loss to net income (1)	—	79	79
Net current period other comprehensive loss	(9,391)	(5,513)	(14,904)
Balance at December 31, 2015	(9,391)	(5,476)	(14,867)
Other comprehensive income before reclassifications	30,465	11,254	41,719
Amounts reclassified from cumulative other
comprehensive income to net income (1)	—	105	105
Net current period other comprehensive income	30,465	11,359	41,824
Balance at December 31, 2016	21,074	5,883	26,957
Other comprehensive income before reclassifications	24,042	9,462	33,504
Amounts reclassified from cumulative other
comprehensive income to net income (loss) (1)	—	(34)	(34)
Net current period other comprehensive income	24,042	9,428	33,470
Balance at December 31, 2017	$45,116	$15,311	$60,427

(1)	Amounts reclassified from cumulative other comprehensive income (loss) is included in equity in earnings of investees in our consolidated statements of comprehensive income (loss).

Note 12. Equity Investment in Select Income REIT
As described in Note 7, as of December 31, 2017, we owned 24,918,421, or approximately 27.8%, of the then outstanding SIR common shares.  SIR is a REIT which primarily owns single tenant, net leased properties. We accounted for the SIR investment under the equity method. The SIR investment has been reclassified to discontinued operations in our consolidated financial statements as of December 31, 2017. See Note 13 for further details.

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Under the equity method, we record our proportionate share of SIR’s net income as equity in earnings of SIR included in discontinued operations in our consolidated statements of comprehensive income (loss).  During the years ended December 31, 2017, 2016 and 2015, we recorded $21,584, $35,381 and $21,882 of equity in earnings of SIR, respectively. Our other comprehensive income (loss) includes our proportionate share of SIR’s unrealized gains (losses) of $8,967, $11,207 and ($5,493) for the years ended December 31, 2017, 2016 and 2015, respectively.

The cost of our investments in SIR exceeded our proportionate share of SIR’s total shareholders’ equity book value on their dates of acquisition by an aggregate of $166,272. As required under GAAP, we were amortizing this difference to equity in earnings of investees over the average remaining useful lives of the real estate assets and intangible assets and liabilities owned by SIR as of the respective dates of our acquisitions. This amortization decreased our equity in the earnings of SIR by $4,742 for the year ended December 31, 2015. We recorded a loss on impairment of $203,297 of our SIR investment during the second quarter of 2015 resulting in the carrying value of our SIR investment being less than our proportionate share of SIR’s total shareholders’ equity book value as of June 30, 2015. As a result, the previous basis difference was eliminated and as of December 31, 2017, we are accreting a basis difference of ($87,137) to earnings over the estimated remaining useful lives of the real estate assets and intangible assets and liabilities owned by SIR as of June 30, 2015.  This accretion increased our equity in the earnings of SIR by $2,944 and $2,956 for the years ended December 31, 2017 and 2016, respectively.

As of December 31, 2017, the SIR investment had a carrying value of $467,499 and a market value, based on the closing price of SIR common shares on Nasdaq on December 29, 2017, of $626,200. We periodically evaluate our equity investment in SIR for possible indicators of other than temporary impairment whenever events or changes in circumstances indicate the carrying amount of the investment might not be recoverable.  These indicators may include the length of time the market value of our investment is below our cost basis, the financial condition of SIR, our intent and ability to be a long term holder of the investment and other considerations.  If the decline in fair value is judged to be other than temporary, we may record an impairment charge to adjust the basis of the investment to its fair value.

During years ended December 31, 2017, 2016 and 2015, we received cash distributions from SIR totaling $50,832, $50,335 and $47,030, respectively. In addition, during the year ended December 31, 2015, we received from SIR a non-cash distribution of 441,056 shares of RMR Inc. class A common stock valued at $5,244.

During years ended December 31, 2017, 2016 and 2015, SIR issued 59,502, 65,900 and 29,414,279 common shares, respectively. We recognized a gain (loss) on issuance of shares by SIR of $72, $86 and ($42,145), respectively, during the years ended December 31, 2017, 2016 and 2015 as a result of the per share issuance price of these SIR common shares being above (below) the then average per share carrying value of our SIR common shares.

The following presents summarized financial data of SIR as reported in SIR’s Annual Report on Form 10-K for the year ended December 31, 2017, or the SIR Annual Report. References in our consolidated financial statements to the SIR Annual Report are included as references to the source of the data only, and the information in the SIR Annual Report is not incorporated by reference into our consolidated financial statements.

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Consolidated Balance Sheets

	As of December 31,
	2017	2016
Real estate properties, net	$3,905,616	$3,899,792
Properties held for sale	5,829	—
Acquired real estate leases, net	477,577	506,298
Cash and cash equivalents	658,719	22,127
Rents receivable, net	127,672	124,089
Other assets, net	127,617	87,376
Total assets	$5,303,030	$4,639,682

Unsecured revolving credit facility	$—	$327,000
ILPT revolving credit facility	750,000	—
Unsecured term loan, net	348,870	348,373
Senior unsecured notes, net	1,777,425	1,430,300
Mortgage notes payable, net	210,785	245,643
Assumed real estate lease obligations, net	68,783	77,622
Other liabilities	155,348	136,782
Shareholders' equity	1,991,819	2,073,962
Total liabilities and shareholders' equity	$5,303,030	$4,639,682

Consolidated Statements of Income

	Year Ended December 31,
	2017	2016	2015
Rental income	$392,285	$387,015	$364,139
Tenant reimbursements and other income	75,818	74,992	64,226
Total revenues	468,103	462,007	428,365
Real estate taxes	44,131	42,879	37,460
Other operating expenses	55,567	52,957	41,953
Depreciation and amortization	137,672	133,762	122,906
Acquisition and transaction related costs	1,075	306	21,987
General and administrative	54,818	28,602	25,859
Write-off of straight line rents receivable, net	12,517	5,484	—
Loss on asset impairment	4,047	—	—
Loss on impairment of real estate assets	229	—	—
Total expenses	310,056	263,990	250,165
Operating income	158,047	198,017	178,200
Dividend income	1,587	1,268	1,666
Interest expense	(92,870)	(82,620)	(73,885)
Loss on early extinguishment of debt	—	—	(6,845)
Loss on distribution to common shareholders of The RMR Group Inc. common stock	—	—	(23,717)
Income before income tax expense and equity in earnings of an investee	66,764	116,665	75,419
Income tax expense	(466)	(448)	(515)
Equity in earnings of an investee	608	137	20
Net income	66,906	116,354	74,924
Net income allocated to noncontrolling interest	—	(33)	(176)
Net income attributed to SIR	$66,906	$116,321	$74,748

Weighted average common shares outstanding (basic)	89,351	89,304	86,699
Weighted average common shares outstanding (diluted)	89,370	89,324	$86,708
Net income attributed to SIR per common share (basic and diluted)	$0.75	$1.30	$0.86

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Note 13. Discontinued Operations
On October 9, 2018, we sold all 24,918,421 SIR common shares that we then owned in an underwritten public offering at a price of $18.25 per share, raising net proceeds of approximately $434,700 after underwriting discounts and estimated offering expenses. We used the net proceeds from the sale to repay amounts outstanding under our revolving credit facility. We expect to record a loss on sale of approximately $19,372 in the fourth quarter of 2018.

The sale of the SIR common shares qualifies as discontinued operations and our equity method investment in SIR has been classified as discontinued operations in the accompanying consolidated financial statements as of the earliest period presented. Consequently, consolidated financial statements have been recast from amounts previously reported to reflect our equity method investment in SIR as discontinued operations. Other changes to amounts and disclosures have been made to the consolidated financial statements to reflect this change as appropriate.

As described in Note 5, in August 2017, we sold one vacant office property (one building) in Falls Church, VA with 164,746 rentable square feet and a net book value of $12,901 as of the date of sale for $13,523, excluding closing costs. Results of operations for this property, which qualified as held for sale prior to our adoption in 2014 of ASU No. 2014-8, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, are classified as discontinued operations in our consolidated financial statements.

Below are the components of our income from discontinued operations:

	Year Ended December 31,
	2017	2016	2015
Net gain (loss) on issuance of shares by Select Income REIT	$72	$86	$(42,145)
Loss on impairment of Select Income REIT investment	—	—	(203,297)
Equity in earnings of Select Income REIT	21,584	35,381	18,620
Income (loss) from property discontinued operations	173	(589)	(525)
Income (loss) from discontinued operations	$21,829	$34,878	$(227,347)

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Note 14. Selected Quarterly Financial Data (Unaudited)
The following is a summary of our unaudited quarterly results of operations for 2017 and 2016.

	2017
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Rental income	$69,296	$69,887	$70,179	$107,170
Net income (loss) available for common shareholders per common share	$7,415	$11,677	$10,989	$(18,266)
Net income (loss) available for common shareholders per common share (basic and diluted)	$0.10	$0.16	$0.11	$(0.18)
Common distributions declared	$0.43	$0.43	$0.43	$0.43

	2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Rental income	$63,611	$64,061	$64,478	$66,030
Net income available for common shareholders	$17,387	$16,813	$11,578	$12,065
Net income available for common shareholders per common share (basic and diluted)	$0.24	$0.24	$0.16	$0.17
Common distributions declared	$0.43	$0.43	$0.43	$0.43

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Note 15. Retrospective Effect of Change in Adoption of Accounting Standards
On January 1, 2018, we adopted FASB ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which clarifies how companies present and classify certain cash receipts and cash payments in the statements of cash flows. The implementation of this update resulted in the reclassification of $2,945, $2,956 of accretion, and $3,262 of amortization recorded in our equity in the earnings of Select Income REIT, or SIR, from cash flow from investing activities to cash flow from operating activities for 2017, 2016 and 2015, respectively. See Notes 12 and 13 for further information regarding the SIR investment.

On January 1, 2018, we adopted FASB ASU No. 2016-18, Restricted Cash, which requires companies to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. The implementation of ASU 2016-18 resulted in a decrease of $1,563, an increase of $492, and an increase of $1,258 of net cash provided by operating activities for 2017, 2016 and 2015, respectively. This update also requires a reconciliation of the totals in the statement of cash flows to the related captions in the balance sheets. As a result, amounts included in restricted cash on our consolidated balance sheets are included with cash and cash equivalents on the consolidated statements of cash flows. Restricted cash, which consists of amounts escrowed for future real estate taxes, insurance, leasing costs, capital expenditures and debt service, as required by certain of our mortgage debts, totaled $3,111 and $530 as of December 31 2017 and 2016, respectively.

Note 16. Subsequent Events
On September 14, 2018, we and our wholly owned subsidiary, GOV MS REIT, or Merger Sub, entered into an Agreement and Plan of Merger, or the Merger Agreement, with SIR, pursuant to which SIR has agreed to merge with and into Merger Sub, with Merger Sub continuing as the surviving entity in the merger, or the Merger. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, or the Effective Time, each common share of SIR issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 1.04, or the Exchange Ratio, of our newly issued common shares, subject to adjustment as described in the Merger Agreement, with cash paid in lieu of fractional shares. The Exchange Ratio is fixed and will not be adjusted to reflect changes in the market price of our common shares or SIR common shares prior to the Effective Time. At the Effective Time, any outstanding unvested SIR common share awards under SIR’s equity compensation plan will be converted into an award under our equity compensation plan, subject to substantially similar vesting requirements and other terms and conditions, of a number of our common shares determined by multiplying the number of unvested SIR common shares subject to such award by the Exchange Ratio (rounded down to the nearest whole number). Also pursuant to the Merger Agreement, we and SIR agreed that, prior to the Effective Time, we would sell, for cash consideration, all 24,918,421 SIR common shares owned by us, or the Secondary Sale, which Secondary Sale was completed on October 9, 2018 as further described below, and further that, subject to the satisfaction of certain conditions, SIR will declare and, at least one business day prior to the closing date of the Merger, pay a pro rata distribution to its shareholders of all 45,000,000 common shares of its majority owned subsidiary, Industrial Logistics Properties Trust that SIR owns, or the ILPT Distribution. Following the ILPT Distribution and upon the closing of the Merger, we will acquire SIR's remaining property portfolio of 99 properties with approximately 16,538,462 rentable square feet. The aggregate transaction value, based on the closing price of our common shares on September 30, 2018 of $11.29 per share, is approximately $2,738,488, excluding estimated closing costs of $40,000 and including the repayment or assumption of $1,720,000 of SIR debt. The Merger and the other transactions contemplated by the Merger Agreement, including the Secondary Sale and the ILPT Distribution, are collectively referred to herein as the Transactions.

We expect that immediately after the Merger is effective, Merger Sub will then merge with and into us, with us as the surviving entity, and we will change our name to “Office Properties Income Trust,” following which our ticker symbol on The Nasdaq Stock Market LLC, or Nasdaq, will be changed to “OPI”. We also expect that immediately following that second merger, the combined company will effect a reverse stock split of its common shares pursuant to which every four common shares of the combined company will be converted into one common share of the combined company. The combined company will continue to be managed by The RMR Group LLC, or RMR LLC, pursuant to our existing business and property management agreements with RMR LLC.

The completion of the Merger is subject to the satisfaction or waiver of various conditions, including, among other things, approval by our shareholders of the issuance of our common shares in the Merger and by SIR’s shareholders of the Merger and the other Transactions to which SIR is a party, the absence of any law or order by any governmental authority prohibiting, making illegal, enjoining or otherwise restricting, preventing or prohibiting the consummation of the Merger and the other Transactions, the effectiveness of the registration statement on Form S-4, as amended, or the Form S-4, filed by us with the

GOVERNMENT PROPERTIES INCOME TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Securities and Exchange Commission, or SEC, to register our common shares to be issued in the Merger and the approval of Nasdaq for the listing of such shares on Nasdaq, subject to official notice of issuance, and, subject to the satisfaction of certain other conditions, the payment of the ILPT Distribution at least one business day before the completion of the Merger. We and SIR expect to consummate the Merger by December 31, 2018. The Merger Agreement provides that either party may terminate the Merger Agreement if the Merger is not consummated by the outside closing date of June 30, 2019.

Contemporaneously with the execution of the Merger Agreement, and in connection with the Secondary Sale, we entered into a registration agreement with SIR, or the Registration Agreement, pursuant to which we received demand registration rights, subject to certain limitations, with respect to the Secondary Sale. The Registration Agreement provides that we will pay all the costs and expenses incurred in connection with the Secondary Sale, including costs and expenses incurred by SIR and its affiliates. On October 9, 2018, pursuant to the terms of the Registration Agreement, we sold all 24,918,421 SIR common shares in the Secondary Sale that we then owned in an underwritten public offering at a price of $18.25 per share, raising net proceeds of approximately $434,700 after deducting underwriting discounts and estimated offering expenses. We used the net proceeds from the Secondary Sale to repay amounts outstanding under our revolving credit facility.

GOVERNMENT PROPERTIES INCOME TRUST
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2017
(dollars in thousands)

				Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Cost amount carried at Close of Period
	Property	Location	Encumbrances (1)	Land	Buildings and Equipment		Impairments/ Writedowns	Land	Buildings and Equipment	Total (2)	Accumulated Depreciation (3)	Date(s) Acquired	Original Construction Date(s)
1	131 Clayton Street	Montgomery, AL	$—	$920	$9,084	$29	$—	$920	$9,113	$10,033	$(1,479)	6/22/2011	2007
2	4344 Carmichael Road	Montgomery, AL	—	1,374	11,658	—	—	1,374	11,658	13,032	(1,166)	12/17/2013	2009
3	15451 North 28th Avenue	Phoenix, AZ	—	1,917	7,416	456	—	1,917	7,872	9,789	(628)	9/10/2014	1996
4	711 S 14th Avenue	Safford, AZ	—	460	11,708	348	—	460	12,056	12,516	(2,232)	6/16/2010	1992
5	5045 East Butler Street	Fresno, CA	—	7,276	61,118	58	—	7,276	61,176	68,452	(23,497)	8/29/2002	1971
6	10949 N. Mather Boulevard	Rancho Cordova, CA	—	562	16,923	101	—	562	17,024	17,586	(1,769)	10/30/2013	2012
7	11020 Sun Center Drive	Rancho Cordova, CA	—	1,466	8,797	408	—	1,466	9,205	10,670	(237)	12/20/2016	1983
8	801 K Street	Sacramento, CA	—	4,688	61,995	4,915	—	4,688	66,910	71,598	(3,608)	1/29/2016	1989
9	9800 Goethe Road	Sacramento, CA	—	1,550	12,263	949	—	1,550	13,212	14,762	(2,598)	12/23/2009	1993
10	9815 Goethe Road	Sacramento, CA	—	1,450	9,465	1,523	—	1,450	10,988	12,438	(1,731)	9/14/2011	1992
11	Capitol Place	Sacramento, CA	—	2,290	35,891	7,032	—	2,290	42,923	45,213	(8,331)	12/17/2009	1988
12	4181 Ruffin Road	San Diego, CA	—	5,250	10,549	4,294	—	5,250	14,843	20,093	(3,332)	7/16/2010	1981
13	4560 Viewridge Road	San Diego, CA	—	4,269	18,316	4,195	—	4,347	22,433	26,780	(9,882)	3/31/1997	1996
14	9174 Sky Park Centre	San Diego, CA	—	685	5,530	2,653	—	685	8,183	8,868	(2,684)	6/24/2002	1986
15	603 San Juan Avenue	Stockton, CA	—	563	5,470	—	—	563	5,470	6,033	(741)	7/20/2012	2012
16	16194 West 45th Street	Golden, CO	—	494	152	6,495	—	494	6,647	7,141	(3,316)	3/31/1997	1997
17	12795 West Alameda Parkway	Lakewood, CO	4,111	2,640	23,777	1,065	—	2,640	24,842	27,482	(4,931)	1/15/2010	1988
18	Corporate Center	Lakewood, CO	—	2,887	27,537	3,898	—	2,887	31,435	34,322	(11,581)	10/11/2002	1980
19	20 Massachusetts Avenue	Washington, DC	—	12,009	51,528	21,245	—	12,231	72,551	84,782	(33,237)	3/31/1997	1996
20	625 Indiana Avenue	Washington, DC	—	26,000	25,955	6,555	—	26,000	32,510	58,510	(6,374)	8/17/2010	1989
21	11 Dupont Circle, NW	Washington, DC	64,293	28,255	44,743	1,299	—	28,255	46,042	74,297	(316)	10/2/2017	1974
22	1211 Connecticut Avenue, NW	Washington, DC	27,906	30,388	24,667	220	—	30,388	24,887	55,275	(176)	10/2/2017	1967
23	1401 K Street, NW	Washington, DC	25,501	29,215	34,656	1,194	—	29,215	35,850	65,065	(291)	10/2/2017	1929
24	440 First Street, NW	Washington, DC	—	27,903	38,624	683	—	27,903	39,307	67,210	(241)	10/2/2017	1982
25	500 First Street, NW	Washington, DC	—	30,478	15,660	—	—	30,478	15,660	46,138	(112)	10/2/2017	1969
26	840 First Street, NE	Washington, DC	36,085	42,727	73,249	—	—	42,727	73,249	115,976	(458)	10/2/2017	2003
27	7850 Southwest 6th Court	Plantation, FL	—	4,800	30,592	383	—	4,800	30,975	35,775	(5,224)	5/12/2011	1999
28	8900 Grand Oak Circle	Tampa, FL	8,391	1,100	11,773	169	—	1,100	11,942	13,042	(2,169)	10/15/2010	1994

GOVERNMENT PROPERTIES INCOME TRUST
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2017
(dollars in thousands)

				Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Cost amount carried at Close of Period
	Property	Location	Encumbrances (1)	Land	Buildings and Equipment		Impairments/ Writedowns	Land	Buildings and Equipment	Total (2)	Accumulated Depreciation (3)	Date(s) Acquired	Original Construction Date(s)
29	181 Spring Street NW	Atlanta, GA	$—	5,717	$20,017	136	$—	5,717	20,153	25,871	(2,719)	7/25/2012	2007
30	Corporate Square	Atlanta, GA	—	3,996	29,762	27,321	—	3,996	57,083	61,079	(11,541)	7/16/2004	1967
31	Executive Park	Atlanta, GA	—	1,521	11,826	4,003	—	1,521	15,829	17,350	(5,127)	7/16/2004	1972
32	One Georgia Center	Atlanta, GA	—	10,250	27,933	3,581	—	10,250	31,514	41,764	(4,576)	9/30/2011	1968
33	4712 Southpark Boulevard	Ellenwood, GA	—	1,390	19,635	74	—	1,390	19,709	21,099	(2,661)	7/25/2012	2005
34	1185, 1249 & 1387 S. Vinnell Way	Boise, ID	—	3,390	29,026	802	—	3,390	29,828	33,218	(4,059)	9/11/2012	1996; 1997; 2002
35	2020 S. Arlington Heights	Arlington Heights, IL	—	1,450	13,160	730	—	1,450	13,890	15,340	(2,746)	12/29/2009	1988
36	Intech Park	Indianapolis, IN	—	4,170	68,888	3,822	—	4,170	72,710	76,880	(11,657)	10/14/2011	2000; 2001; 2008
37	400 State Street	Kansas City, KS	—	640	9,932	4,599	—	640	14,531	15,171	(2,559)	6/16/2010	1971
38	7125 Industrial Road	Florence, KY	—	1,698	11,722	81	—	1,698	11,803	13,501	(1,468)	12/31/2012	1980
39	251 Causeway Street	Boston, MA	—	5,100	17,293	1,752	—	5,100	19,045	24,145	(3,427)	8/17/2010	1987
40	75 Pleasant Street	Malden, MA	—	1,050	31,086	159	—	1,050	31,245	32,295	(5,970)	5/24/2010	2008
41	25 Newport Avenue	Quincy, MA	—	2,700	9,199	1,297	—	2,700	10,496	13,196	(1,662)	2/16/2011	1985
42	One Montvale Avenue	Stoneham, MA	—	1,670	11,035	2,095	—	1,670	13,130	14,800	(2,308)	6/16/2010	1945
43	Annapolis Commerce Center	Annapolis, MD	—	4,057	7,665	—	—	4,057	7,665	11,722	(55)	10/2/2017	1989
44	4201 Patterson Avenue	Baltimore, MD	—	901	8,097	3,976	—	901	12,073	12,974	(4,520)	10/15/1998	1989
45	Ammendale Commerce Center	Beltsville, MD	—	4,879	9,498	—	—	4,879	9,498	14,377	(70)	10/2/2017	1987
46	Indian Creek Technology Park	Beltsville, MD	—	8,796	12,093	24	—	8,796	12,117	20,913	(86)	10/2/2017	1988
47	Gateway 270 West	Clarksburg, MD	—	12,104	9,688	—	—	12,104	9,688	21,792	(64)	10/2/2017	2002
48	Hillside Center	Columbia, MD	—	3,437	4,228	—	—	3,437	4,228	7,665	(25)	10/2/2017	2001
49	Snowden Center	Columbia, MD	—	7,955	10,128	54	—	7,955	10,182	18,137	(63)	10/2/2017	1982
50	TenThreeTwenty	Columbia, MD	—	3,126	16,361	118	—	3,126	16,479	19,605	(103)	10/2/2017	1982
51	20400 Century Boulevard	Germantown, MD	—	2,305	9,890	1,282	—	2,347	11,130	13,477	(5,296)	3/31/1997	1995
52	Cloverleaf Center	Germantown, MD	—	11,890	4,639	—	—	11,890	4,639	16,529	(39)	10/2/2017	2000
53	3300 75th Avenue	Landover, MD	—	4,110	36,371	1,045	—	4,110	37,416	41,526	(7,271)	2/26/2010	1985
54	1401 Rockville Pike	Rockville, MD	—	3,248	29,258	16,534	—	3,248	45,792	49,040	(17,237)	2/2/1998	1986
55	2115 East Jefferson Street	Rockville, MD	—	3,349	11,152	328	—	3,349	11,480	14,829	(1,229)	8/27/2013	1981
56	Metro Park North	Rockville, MD	—	11,159	7,624	—	—	11,159	7,624	18,783	(59)	10/2/2017	2001

GOVERNMENT PROPERTIES INCOME TRUST
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2017
(dollars in thousands)

				Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Cost amount carried at Close of Period
	Property	Location	Encumbrances (1)	Land	Buildings and Equipment		Impairments/ Writedowns	Land	Buildings and Equipment	Total (2)	Accumulated Depreciation (3)	Date(s) Acquired	Original Construction Date(s)
57	Redland 520/530	Rockville, MD	—	12,714	61,377	1,217	—	12,714	62,594	75,308	(384)	10/2/2017	2008
58	Redland 540	Rockville, MD	—	10,740	17,714	2,028	—	10,740	19,742	30,482	(111)	10/2/2017	2003
59	Rutherford Business Park	Windsor Mill, MD	—	1,598	10,219	10	—	1,598	10,229	11,827	(1,299)	11/16/2012	1972
60	Meadows Business Park	Woodlawn, MD	—	3,735	21,509	2,187	—	3,735	23,696	27,431	(3,907)	2/15/2011	1973
61	11411 E. Jefferson Avenue	Detroit, MI	—	630	18,002	358	—	630	18,360	18,990	(3,460)	4/23/2010	2009
62	330 2nd Avenue South	Minneapolis, MN	—	3,991	18,186	(4,246)	(9,260)	1,489	16,442	17,931	—	7/16/2010	1980
63	Rosedale Corporate Plaza	Roseville, MN	—	672	6,045	1,505	—	672	7,550	8,222	(3,194)	12/1/1999	1987
64	1300 Summit Street	Kansas City, MO	—	2,776	12,070	253	—	2,776	12,323	15,099	(1,614)	9/27/2012	1998
65	4241-4300 NE 34th Street	Kansas City, MO	—	1,443	6,193	3,851	—	1,780	9,707	11,487	(3,893)	3/31/1997	1995
66	1220 Echelon Parkway	Jackson, MS	—	440	25,458	48	—	440	25,506	25,946	(3,459)	7/25/2012	2009
67	10-12 Celina Avenue	Nashua, NH	—	3,000	14,052	1,545	—	3,000	15,597	18,597	(2,956)	8/31/2009	1979
68	50 West State Street	Trenton, NJ	—	5,000	38,203	2,620	—	5,000	40,823	45,823	(6,948)	12/30/2010	1989
69	138 Delaware Avenue	Buffalo, NY	—	4,405	18,899	5,226	—	4,485	24,045	28,530	(11,064)	3/31/1997	1994
70	Airline Corporate Center	Colonie, NY	—	790	6,400	32	—	790	6,432	7,222	(881)	6/22/2012	2004
71	5000 Corporate Court	Holtsville, NY	—	6,530	17,711	2,477	—	6,530	20,188	26,718	(3,183)	8/31/2011	2000
72	305 East 46th Street	New York, NY	—	36,800	66,661	4,438	—	36,800	71,099	107,899	(11,212)	5/27/2011	1928
73	4600 25th Avenue	Salem, OR	—	6,510	17,973	4,278	—	6,510	22,251	28,761	(4,066)	12/20/2011	1957
74	Synergy Business Park	Columbia, SC	—	1,439	11,143	4,803	—	1,439	15,946	17,385	(3,718)	5/10/2006;9/17/2010	1982; 1985
75	One Memphis Place	Memphis, TN	—	1,630	5,645	2,508	—	1,630	8,153	9,783	(1,434)	9/17/2010	1985
76	701 Clay Road	Waco, TX	—	2,030	8,708	2,555	—	2,060	11,233	13,293	(4,708)	12/23/1997	1997
77	14660, 14672 & 14668 Lee Road	Chantilly, VA	—	6,966	74,214	294	—	6,966	74,508	81,474	(1,856)	12/22/2016	1998; 2002; 2006
78	1408 Stephanie Way	Chesapeake, VA	—	1,403	2,555	—	—	1,403	2,555	3,958	(21)	10/2/2017	1998
79	1434 Crossways	Chesapeake, VA	—	3,617	19,527	276	—	3,617	19,803	23,420	(135)	10/2/2017	1998
80	1441 Crossways Boulevard	Chesapeake, VA	—	2,485	10,189	—	—	2,485	10,189	12,674	(73)	10/2/2017	1988
81	535 Independence Parkway	Chesapeake, VA	3,193	2,465	5,801	—	—	2,465	5,801	8,266	(41)	10/2/2017	1987
82	Crossways	Chesapeake, VA	—	6,522	40,267	—	—	6,522	40,267	46,789	(318)	10/2/2017	1989
83	Crossways II	Chesapeake, VA	—	1,633	8,035	153	—	1,633	8,188	9,821	(57)	10/2/2017	1989
84	Greenbrier Circle Corporate Center	Chesapeake, VA	—	4,489	15,149	14	—	4,489	15,163	19,652	(126)	10/2/2017	1981

GOVERNMENT PROPERTIES INCOME TRUST
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2017
(dollars in thousands)

				Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Cost amount carried at Close of Period
	Property	Location	Encumbrances (1)	Land	Buildings and Equipment		Impairments/ Writedowns	Land	Buildings and Equipment	Total (2)	Accumulated Depreciation (3)	Date(s) Acquired	Original Construction Date(s)
85	Greenbrier Technology Center I	Chesapeake, VA	—	2,514	6,102	—	—	2,514	6,102	8,616	(51)	10/2/2017	1987
86	Greenbrier Technology Center II	Chesapeake, VA	—	2,084	5,581	3	—	2,084	5,584	7,668	(47)	10/2/2017	1987
87	Greenbrier Towers	Chesapeake, VA	—	3,437	11,241	27	—	3,437	11,268	14,705	(94)	10/2/2017	1985
88	Enterchange at Meadowville	Chester, VA	—	1,478	9,594	283	—	1,478	9,877	11,355	(1,060)	8/28/2013	1999
89	3920 Pender Drive	Fairfax, VA	13,620	2,963	12,840	12	—	2,963	12,852	15,815	(1,204)	3/21/2014	1981
90	Pender Business Park	Fairfax, VA	—	2,529	21,386	193	—	2,529	21,579	24,108	(2,312)	11/4/2013	2000
91	3201 Jermantown Road	Fairfax, VA	—	5,991	25,619	329	—	5,991	25,948	31,939	(213)	10/2/2017	1984
92	7987 Ashton Avenue	Manassas, VA	—	1,562	8,253	333	—	1,562	8,586	10,148	(210)	1/3/2017	1989
93	Gateway II	Norfolk, VA	—	1,194	1,563	—	—	1,194	1,563	2,757	(13)	10/2/2017	1984
94	Norfolk Business Center	Norfolk, VA	—	2,134	5,430	—	—	2,134	5,430	7,564	(45)	10/2/2017	1985
95	Norfolk Commerce Park II	Norfolk, VA	—	3,116	10,709	34	—	3,116	10,743	13,859	(76)	10/2/2017	1990
96	1759 & 1760 Business Center Drive	Reston, VA	—	9,066	78,658	2,413	—	9,066	81,071	90,137	(7,185)	5/28/2014	1987
97	1775 Wiehle Avenue	Reston, VA	—	4,138	26,120	29	—	4,138	26,149	30,287	(163)	10/2/2017	2001
98	9960 Mayland Drive	Richmond, VA	—	2,614	15,930	1,844	—	2,614	17,774	20,388	(1,550)	5/20/2014	1994
99	Aquia Commerce Center	Stafford, VA	—	2,090	7,465	730	—	2,090	8,195	10,285	(1,308)	6/22/2011	1988; 1999
100	Atlantic Corporate Park	Sterling, VA	—	5,752	29,323	—	—	5,752	29,323	35,075	(183)	10/2/2017	2008
101	Sterling Business Park Lots 8 & 9	Sterling, VA	—	9,178	44,324	—	—	9,178	44,324	53,502	(277)	10/2/2017	2016
102	Sterling Park Business Center	Sterling, VA	—	18,935	21,191	63	—	18,935	21,254	40,189	(154)	10/2/2017	1990
103	65 Bowdoin Street	S. Burlington, VT	—	700	8,416	120	—	700	8,536	9,236	(1,656)	4/9/2010	2009
104	840 North Broadway	Everett, WA	—	3,360	15,376	1,829	—	3,360	17,205	20,565	(2,504)	6/28/2012	1985
105	Stevens Center	Richland, WA	—	3,970	17,035	2,431	—	4,042	19,394	23,436	(9,176)	3/31/1997	1995
106	11050 West Liberty Drive	Milwaukee, WI	—	945	4,539	103	—	945	4,642	5,587	(763)	6/9/2011	2006
107	882 TJ Jackson Drive	Falling Waters, WV	—	906	3,886	282	—	922	4,152	5,074	(2,110)	3/31/1997	1993
108	5353 Yellowstone Road	Cheyenne, WY	—	1,915	8,217	550	—	1,950	8,732	10,682	(4,438)	3/31/1997	1995
			$183,100	$628,698	$2,153,005	$194,018	$(9,260)	$627,108	$2,348,613	$2,975,721	$(341,848)
____________________
(1) Represents mortgage debt, net of the unamortized balance of the fair value adjustments and debt issuance costs totaling $47.
(2) Excludes value of real estate intangibles. Aggregate cost for federal income tax purposes is approximately $3,911,604.
(3) Depreciation on building and improvements is provided for periods ranging up to 40 years and on equipment up to 12 years.

GOVERNMENT PROPERTIES INCOME TRUST
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2017
(dollars in thousands)

Analysis of the carrying amount of real estate properties and accumulated depreciation:

	Real Estate Properties	Accumulated Depreciation
Balance at December 31, 2014	$1,682,480	$219,791
Additions	19,622	38,987
Disposals	(2,624)	(2,624)
Reclassification of assets held for sale	(3,346)	(275)
Balance at December 31, 2015	1,696,132	255,879
Additions	194,107	42,404
Disposals	(1,479)	(1,479)
Balance at December 31, 2016	1,888,760	296,804
Additions	1,100,138	45,315
Loss on asset impairment	(9,490)	—
Disposals	(3,687)	(271)
Balance at December 31, 2017	$2,975,721	$341,848